      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON      , 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                                 EPITAXX, INC.
            (Exact name of registrant as specified in its charter)
         DELAWARE                    3674                    22-2497461
                         (Primary Standard Industrial     (I.R.S. Employer
     (State or other      Classification Code Number)   Identification No.)
     jurisdiction of
     incorporation or
      organization)
                               7 GRAPHICS DRIVE
                        WEST TRENTON, NEW JERSEY 08628
                                (609) 538-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                NOBORU HIRAGURI
                   CHIEF EXECUTIVE OFFICER AND VICE CHAIRMAN
                                 EPITAXX, INC.
                               7 GRAPHICS DRIVE
                        WEST TRENTON, NEW JERSEY 08628
                                (609) 538-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  COPIES TO:
         THOMAS J. KELLY, ESQ.                  JULIE M. ALLEN, ESQ.
      MINTZ, LEVIN, COHN, FERRIS,        O'SULLIVAN GRAEV AND KARABELL, LLP
        GLOVSKY AND POPEO, P.C.                 30 ROCKEFELLER PLAZA
         ONE FINANCIAL CENTER                    NEW YORK, NY 10112
           BOSTON, MA 02111                        (212) 408-2400
            (617) 542-6000
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER SHARE(2)   PRICE(2)       FEE
---------------------------------------------------------------------------------
Class A Common Stock,
 $.01 par value........  2,472,500 shares     $10.00     $24,725,000  $7,294.00

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 322,500 shares of Class A Common Stock that may be sold pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Dated      , 1998
                                2,150,000 SHARES

                                 [COMPANY LOGO]

                                 EPITAXX, INC.

                              CLASS A COMMON STOCK

                                  ------------

  All of the shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby are being sold by EPITAXX, Inc. ("EPITAXX" or the "Company"). NSG Holding USA, Inc., a wholly owned subsidiary of Nippon Sheet Glass Co., Ltd. (collectively, "NSG"), is the holder of all of the 5,088,000 outstanding shares of the Company's Class B Common Stock, $.01 par value per share (the "Class B Common Stock", together with the Class A Common Stock, the "Common Stock"). See "Relationship Between the Company and NSG." Upon the completion of the offering, the Class B Common Stock will represent 70.05% of the total outstanding Common Stock on an as-converted basis and 87.53% of the total voting power of the outstanding Common Stock. The Company anticipates using $10,049,528 of the net proceeds from the offering to repay amounts owed to the stockholders of record on December 11, 1997, including NSG, pursuant to a dividend declared by the Company. See "Use of Proceeds."

  The rights, preferences and privileges of each class of Common Stock are identical in all respects except for voting rights. Each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to three votes for each share of Class A Common Stock into which the Class B Common Stock is convertible. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, subject to adjustment for stock dividends, stock splits, subdivisions or combinations. See "Description of Capital Stock."

  Prior to this offering, there has been no public market for any class of the Company's capital stock. The Company does not believe that there will ever be a public market for the Class B Common Stock. It is currently anticipated that the initial public offering price of the Class A Common Stock will be between
$ and $ per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Class A Common Stock. The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "EPXX."
                                  ------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 6 OF THIS PROSPECTUS.

                                  ------------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING
                                         PRICE TO DISCOUNTS AND  PROCEEDS TO
                                          PUBLIC  COMMISSIONS(1) COMPANY(2)
----------------------------------------------------------------------------
Per Share...............................   $           $             $
Total(3)................................  $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $   .
(3) The Company has granted to the Underwriters an option, exercisable within
    30 days of the date hereof, to purchase an aggregate of up to 322,500 additional shares of Class A Common Stock at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the Price to Public, the Underwriting Discounts and Commissions and the Proceeds to Company will be
    $   , $    and $   , respectively. See "Underwriting."

                                  ------------

  The Class A Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of
Cowen & Company, New York, New York on or about      , 1998.

                                  ------------

COWEN & COMPANY
        CIBC OPPENHEIMER
                                                   DAIWA SECURITIES AMERICA INC.

       , 1998

  [Inside front cover contains graphics of the EPITAXX logo and three photographs of representative products under the following categories of products offered by the Company: (a) long-haul transmission; (b) cable television, and test and measurement; and (c) digital access and high speed computer networking. In addition, the following text appears above the images:
Optical detectors and receivers for fiber optics communications.]
  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors discussed herein under the caption "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, all information presented in this Prospectus (i) gives effect to the amendment and restatement of the Company's Restated Certificate of Incorporation filed on January 23, 1998, pursuant to which the shares of capital stock held by NSG were converted into 5,088,000 shares of Class B Common Stock, all other currently outstanding shares of capital stock were redesignated Class A Common Stock, and an aggregate of 12,500,000 shares of Class A Common Stock was authorized (the "Recapitalization") and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  The Company designs, manufactures and markets semiconductor optical detectors and receivers for fiber optics communications. By virtue of its specialization in optical detector and receiver products, the Company is able to serve many different markets in the fiber optics communications industry. The Company's products are integral to the development and implementation of fiber optics systems for applications such as high capacity, long-haul terrestrial and undersea transmission; digital local loop and access networks; multi-channel cable television ("CATV") distribution; high-speed computer networking and test and measurement equipment.

  EPITAXX is a leading independent photonics devices company in its product areas. The Company believes that its expertise in Indium Gallium Arsenide ("InGaAs") semiconductor material and optical detector device engineering, precision opto-mechanical assembly processes and high performance digital and analog receiver circuits enables the Company to provide a broad range of high performance optical detector products that can be quickly and cost-effectively adapted to a variety of customer needs and technologies. Further, because of its focus on detectors, EPITAXX is able to respond quickly to evolving technologies and increasingly complex applications.

  The global communications industry has undergone significant transformation and growth since the mid-1980s as a result of increased demand for communications services and applications, as well as advances in technology and changes in public policy. Communications service providers continue to increase the capacity of their networks and build new networks to meet the demand for high bandwidth applications, which in turn has significantly increased the use of fiber optics equipment.

  The Company counts among its customers many of the leading fiber optics communications equipment manufacturers, including such companies as CIENA Corporation, Finisar Corporation, Harmonic Lightwave, Inc., Hewlett-Packard Company, Inc., JDS FITEL, Inc., Lucent Technologies, Inc., Philips Broadband Networks, Inc., Philips N.V., Pirelli SpA, and Siemens AG.

  The Company was founded in 1984 and purchased in 1990 by NSG. NSG, which is listed on the Tokyo Stock Exchange, is one of Japan's largest manufacturers of flat glass products for the construction and automotive industries. NSG is also one of the world's leading suppliers of specialty graded-index lenses and associated products for the fiber optics industry. The Company's executive offices are located at 7 Graphics Drive, West Trenton, New Jersey 08628 and its telephone number is (609) 538-1800.

                                  THE OFFERING

 Class A Common Stock offered by the Company....... 2,150,000 shares
 Common Stock to be outstanding after the offering:
    Class A Common Stock........................... 2,175,200 shares
    Class B Common Stock........................... 5,088,000 shares
                                                    ----------------
        Total...................................... 7,263,200 shares(1)
 Use of proceeds................................... For the repayment of $13.3 million principal amount of
                                                    indebtedness including
                                                    interest thereon to
                                                    stockholders and general
                                                    corporate purposes,
                                                    including working capital.
                                                    See "Use of Proceeds."
 Proposed Nasdaq National Market Symbol............ EPXX

--------
(1) Based on 5,113,200 shares of capital stock outstanding on December 31, 1997. Excludes 574,800 shares of Class A Common Stock reserved for issuance under the Company's Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan (the "Stock Option Plan"), of which options to purchase an aggregate of 171,072 shares were outstanding on December 31, 1997 at a weighted average exercise price of $3.92 per share. See "Management--Benefit Plans--Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan."

                             RELATIONSHIP WITH NSG

  In December 1997, the Company declared a $10,049,528 cash dividend to the stockholders of record on December 11, 1997, of which $10 million is payable to NSG. The dividend will be evidenced by promissory notes, bearing interest at a rate of 6.02% per annum, payable semi-annually (the "Dividend Notes"). The principal amount of the Dividend Notes is payable on the earlier of (i) the date the Company's total stockholders' equity first equals or exceeds $15 million, or (ii) February 9, 2001, provided that on such date the Company's total stockholders' equity equals or exceeds $15 million. The sale of Class A Common Stock offered hereby will cause the Company's total stockholders' equity to exceed $15 million. As a result, the Company anticipates using $10,049,528 of the net proceeds from the offering to repay the Dividend Notes. See "Use of Proceeds."

  Prior to the offering, NSG owned 99.51% of the outstanding shares of the Company's capital stock. Upon the completion of the offering, NSG will own no shares of Class A Common Stock and all of the 5,088,000 outstanding shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to three votes for each share of Class B Common Stock. The Class B Common Stock will represent 70.05% of the total outstanding Common Stock on an as-converted basis and 87.53% of the total voting power of the outstanding Common Stock upon completion of the offering (85.94% if the Underwriters' over-allotment is exercised in full). Accordingly, NSG will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. The Company and NSG have entered into a number of agreements for the purpose of defining their ongoing relationship. While NSG will continue to provide the Company with certain services pursuant to these agreements, the Company is only entitled to the ongoing assistance of NSG for a limited time and it may not receive such services beyond the terms of the agreements. See "Risk Factors--Control by and Relationship with NSG."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          NINE MONTHS ENDED
                                 YEAR ENDED MARCH 31,        DECEMBER 31,
                                ----------------------- -----------------------
                                 1995    1996    1997   1996(1)       1997
                                ------- ------- ------- -------  --------------
CONSOLIDATED STATEMENT OF OP-
 ERATIONS DATA:
Total revenue.................  $15,622 $19,762 $21,209 $15,487     $18,348
Gross profit..................    5,674   8,886   7,231   5,246       7,628
Income from operations .......    1,456   3,249   1,503   1,002       2,676
Net income....................  $ 1,469 $ 1,855 $   638 $   392     $ 1,554
                                ======= ======= ======= =======     =======
Pro forma net income per
 share(2)
  Basic.......................                  $  0.10             $  0.25
  Diluted.....................                  $  0.10             $  0.25
Shares used in per share cal-
 culation(2)
  Basic.......................                    6,118               6,118
  Diluted.....................                    6,250               6,237
OTHER FINANCIAL DATA:
Capital expenditures..........      908   2,061   2,418   1,719       1,479
                                       MARCH 31,          DECEMBER 31, 1997
                                ----------------------- -----------------------
                                 1995    1996    1997   ACTUAL   AS ADJUSTED(3)
                                ------- ------- ------- -------  --------------
CONSOLIDATED BALANCE SHEET DA-
 TA:
Cash..........................  $    59 $    91 $   109 $   940
Working capital...............    2,189   2,852   1,395  (7,694)
Total assets..................   12,613  16,771  16,977  18,286
Short-term borrowings from
 affiliate under line of
 credit ......................    2,050   2,700   3,400   3,150
Promissory notes to be issued
 for dividend declared........      --      --      --   10,050
Long-term obligations, net of
 current portion..............    5,000   5,000   5,133   5,052
Stockholders' equity (defi-
 cit).........................    3,613   4,967   4,730  (3,766)

--------
(1) The Company's third quarter for the 1997 fiscal year ended on December 28, 1996.
(2) See note 3 of the Consolidated Financial Statements for an explanation of the determination of shares used to compute pro forma net income per share.
(3) Adjusted to give effect to the sale of 2,150,000 shares of Class A Common Stock offered by the Company after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company, the application of the estimated net proceeds thereof, and the payment of the Dividend Notes and the payment of short-term borrowings from NSG of $3,150.

                                 RISK FACTORS

  In addition to other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing shares of Class A Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's operating results have fluctuated significantly in the past and may fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond the Company's control. Sales for a given quarter may depend to a significant degree upon product shipments to a limited number of customers. Sales to individual large customers are often related to the customer's specific equipment deployment projects, the timing of which is subject to change on limited notice. The Company has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. Since most of the Company's sales are in the form of large orders with short delivery times to a limited number of customers, the Company's ability to predict revenues is difficult. In addition, announcements by the Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's existing products. In the event that anticipated orders from major customers fail to materialize, or delivery schedules are deferred or canceled, the Company's business, financial condition and operating results could be materially adversely affected. As a result, the Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as indicative of future performance.

  The Company's gross margin is affected by a number of factors, including product mix, product pricing, cost of materials and manufacturing costs. For example, a price reduction of a particular product in response to competitive pressure which is not offset by a reduction in production costs or by sales of other products with higher gross margins would decrease the Company's overall gross margin and could have a material adverse effect on the Company's business, financial condition and operating results. The Company's anticipated increase in overall spending in future periods in order to pursue new market opportunities may also affect operating margins. The Company establishes product development costs and other operating expenses based on projected sales levels and margins because expenses are relatively fixed in the short term. Accordingly, if sales are below expectations in any given short-term period, the Company may be unable to adjust spending during such period to compensate for the revenue shortfall.

  Operating results in any period could also be affected by changes in market demand, competitive market conditions, market acceptance of new or existing products, the cost and availability of components, the composition of the Company's customer base and sales channels, the mix of products sold, marketing activities, the Company's ability to attract and retain key technical and managerial employees and general economic conditions. In the event that the Company's financial performance fails to meet the expectations of public market analysts and investors, the price of the Class A Common Stock could be materially adversely affected. See""--Dependence on Availability of Materials and Key Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF MARKETS SERVED

  Certain markets served by the Company are affected by capital expenditure cycles. These cycles can precipitate pricing pressures and decreased demand. The Company's current optical detector and receiver products serve applications in the following markets: high capacity, long-haul terrestrial and undersea transmission; digital local loop and access networks; multi-channel CATV distribution; high-speed computer networking and test and measurement equipment. In many cases, the Company's products are used by customers who have not yet completed development of their own products. In addition, the Company and certain of its customers are currently in the process of developing new products which are in various stages of development, testing and qualification, and are sometimes in emerging applications or new markets. No assurances can be given that the Company or its customers will continue their existing product development efforts, or, if continued, that such efforts will be successful, that markets will continue to develop for any of the Company's new products, that the Company's technology or pricing will enable such markets to develop or that the Company's products will not be superseded by other technology or products. See "Business--Research and Product Development."

CONTROL BY AND RELATIONSHIP WITH NSG

  The Company's capital stock consists of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to three votes for each share of Class A Common Stock into which Class B Common Stock is convertible. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, subject to adjustment. Upon the completion of the offering, NSG will own no shares of Class A Common Stock and all of the 5,088,000 outstanding shares of Class B Common Stock. The Class B Common Stock will represent 70.05% of the total outstanding Common Stock on an as-converted basis and 87.53% (85.94% if the Underwriters' over-allotment option is exercised in full) of the total voting power of the outstanding Common Stock upon completion of the offering. Such control may have the effect of limiting the manner in which the Company conducts its business, discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over the then-current market price, or generally restricting the price that investors might be willing to pay for shares of Class A Common Stock.

  Historically, the Company has derived certain benefits from being a subsidiary of NSG. The relationship between the Company and NSG is defined pursuant to several agreements. Because of the nature of the various agreements between the Company and NSG and NSG's ownership of Class B Common Stock, there can be no assurance that such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. While these agreements will continue to provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of NSG for the term of the agreements and it may not enjoy benefits from its relationship with NSG after the term of the agreements, including benefits derived from NSG's reputation and credit support. There can be no assurance that the Company, upon termination of such assistance from NSG, will be able to develop such services internally or obtain arrangements from third parties to replace such services on favorable terms, if at all.

  The offering will provide substantial benefits to NSG. The Company will use approximately $10 million of the net proceeds from the offering to repay indebtedness to NSG. After the consummation of the offering, NSG will also benefit from the creation of a public market for the Class A Common Stock into which its Class B Common Stock is convertible. Upon the consummation of the offering, the shares of Class A Common Stock into which the Class B Common Stock then held by NSG would be convertible, will have an aggregate market value of approximately $ million (assuming an initial public offering price of $ per share).

  Given that NSG is a Japanese corporation with the majority of its assets and operations located outside of the United States, investors may not be able to enforce United States judgments against NSG, including judgments predicated upon the civil liability provisions of United States federal and state securities laws. In addition, certain directors and officers of NSG and certain of the directors of the Company are residents of Japan, and all or substantially all of the assets of such persons are or may be located outside the United States. As a result, investors may not be able to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws. See "Description of Capital Stock" and "Relationship Between the Company and NSG."

DEPENDENCE ON AVAILABILITY OF MATERIALS AND KEY SUPPLIERS

  On-time delivery of the Company's products depends upon the availability of materials used in its products. The Company depends upon its suppliers to produce materials in a timely and satisfactory manner. Certain materials necessary for the manufacture of the Company's products are obtained from a sole supplier or a small group of suppliers. In particular, the Company presently obtains a key material, the epitaxial wafers of InGaAs used to manufacture the Company's products, from one primary vendor. Although the Company has identified and qualified several alternative sources for the epitaxial wafers, as well as other materials currently obtained from single sources, should the Company need to turn to alternative sources of materials, there is no assurance that such materials could be made available at competitive prices, at acceptable reliability standards or in a timely fashion to respond to customer needs. Further, an inability by present or alternative suppliers to meet the Company's demand, a prolonged interruption in supply or a significant price increase of one or more materials could have a material adverse effect on the Company's business, financial condition and operating results. The Company generally does not have any long-term contracts with suppliers. While the quality, yield and timeliness of supply deliveries to date have been acceptable, there can be no assurance that these suppliers will continue to be able and willing to meet the Company's requirements or that problems will not occur in the future. Any significant interruption in the supply or degradation in the quality of any raw materials could have a material adverse effect on the Company's business, financial condition and operating results. Purchase orders from the Company's customers frequently require delivery shortly after placement of the order. The Company maintains a supply of finished goods inventories at its manufacturing facility, as well as safety stocks of critical materials, in order to respond quickly to customer needs. However, there can be no assurance that interrupted or delayed supplies of key materials will not occur. Such interruption or delay could have a material adverse effect on the Company's business, financial condition and operating results. See "--Fluctuations in Quarterly Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Manufacturing and Facilities."

COMPETITION

  The markets in which the Company sells optical detectors and receivers are highly competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. Some of the Company's customers are both primary customers for certain of the Company's products and competitors in the optical detector market. The Company's business, financial condition and operating results could be materially adversely affected if these customer relationships were to decline or otherwise change in any manner adverse to the Company. In addition, the Company's ability to continue to develop, market and sell new products or enhancements of existing products may require significant additional research and development expenditures. Many of the Company's current and potential competitors have larger research and development departments, larger sales organizations, and substantially greater financial resources than does the Company. These competitors include Fujitsu Ltd., Mitsubishi Electric Corp., Lucent Technologies, Inc. and Siemens AG. Other companies, not always addressing the same markets as EPITAXX, have competitive offerings in some product areas. Companies in this category include Ortel Corporation, Mitel Corporation and Hamamatsu Photonics KK. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. The introduction by competitors of new products, or the reduction in price of competitive products, could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Competition."

EVOLVING MARKETS AND RAPID TECHNOLOGICAL CHANGE; NEW PRODUCTS

  The Company expects that new technologies will emerge as competition in the fiber optics communications industry increases and the need for higher and more cost efficient bandwidth expands. The Company's ability to anticipate changes in technology, industry standards, customer requirements and product offerings, as well as its proficiency at developing new and advanced products, will be significant factors in maintaining its competitive advantage as a leading independent supplier to the fiber optics communications industry. To remain competitive, the Company must timely select, develop and market new products and enhancements on a cost-effective basis. There can be no assurance that the Company will be successful in selecting, developing and marketing such new products and enhancements.

  The fiber optics communications markets are characterized by continuing technological advancement. This constant development of technology increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. To compete successfully, the Company must design, develop, manufacture and sell new products that provide increasingly higher levels of performance and reliability. The Company's success in designing, developing, manufacturing and selling such new products will depend on a variety of factors, including, without limitation, the identification of market demand for new products, product selection, the timely implementation of product design and development, product performance, effective manufacturing processes, and sales and marketing. There can be no assurance that the technologies and applications under development by the Company will be successfully developed, that the Company will successfully develop new products, or that new products developed by the Company will achieve market acceptance. The Company is currently devoting substantial resources toward the development of an avalanche photodetector ("APD") which is designed to provide sensitivity at higher data transmission speeds and greater bandwidth. The Company expects that the APD will be commercially introduced in the fourth quarter of fiscal 1998, however, there can be no assurance that it will achieve commercial acceptance. See "Business--Technology," "--Products" and "--Research and Product Development."

DEVELOPMENT OF COMPETING TECHNOLOGIES

  The markets for the Company's products continue to develop and change, making it difficult to accurately predict each market's future growth rate, size and technological direction. In view of the evolving nature of the various markets utilizing fiber optics technology, there can be no assurance that providers of telecommunications services will not decide to adopt alternative architectures or technologies that are incompatible with the Company's products. Such alternative architectures or technologies would have a material adverse effect on the Company's business, financial condition and operating results.

  In the video market, direct broadcast satellite and wireless cable delivery systems compete with CATV operators utilizing fiber optics systems. In telephone networks, asymmetrical digital subscriber line technology enables digitally compressed video signals to be transmitted through existing telephone lines to the home, thereby increasing capacity without the need for installation of new fiber optics transmission systems. In the event that any competing architecture or technology were to limit or supplant fiber optics technology, the Company's business, financial condition and operating results would be materially adversely affected. See "Business--Technology."

DEPENDENCE ON KEY PERSONNEL

  The Company's future success is highly dependent on the continued services of its executive officers and key management, sales and technical personnel, and its ability to attract and retain additional key employees. Competition for such personnel in the fiber optics communications industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company does not believe it is dependent on any one key individual, the loss of the services of one or more of the Company's executive officers or key personnel, including Noboru Hiraguri, Vice Chairman and Chief Executive Officer, Yves Dzialowski, President and Chief Operating Officer, or James Coleman, Vice President and Chief Financial Officer, could have a material adverse effect on the Company's business, financial condition and operating results. The Company does not maintain key-man life insurance for any of its employees. All executive employees have executed noncompetition agreements. All employees are required to sign nondisclosure agreements. Such agreements do not, however, ensure the continued services of such employees. See "Business--Employees" and "Management."

MANAGEMENT OF EXPANDING OPERATIONS

  The growth in the Company's business has placed a significant strain on the Company's personnel, management and other resources, and is expected to continue to do so. In order to manage any future expansion effectively, the Company must successfully attract, train, motivate and manage new employees, integrate new management and employees into its overall operations and continue to improve its operational, financial and management systems. Availability of qualified sales and technical personnel is limited. Moreover, the Company expects to increase significantly the size of its domestic and international sales support staff and expand the scope of its sales and marketing activities. The Company's failure to manage any expansion effectively could have a material adverse effect on the Company's business, financial condition and operating results. See "--Dependence on Key Personnel" and "Business--The EPITAXX Strategy."

MANUFACTURING RISKS

  The Company relies exclusively on its own production capability in wafer processing, chip fabrication, device packaging, final assembly and testing of products. Because the Company manufactures, packages and tests these components at its own facility, and because the Company only has a single facility, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise would have a material adverse effect on the Company's business, financial condition and operating results. Although the Company maintains business interruption insurance, such insurance would be insufficient to guarantee the Company's continued profitability. See "Business--Manufacturing and Facilities."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY; PROPRIETARY INFORMATION

  The Company relies upon a combination of trade secrets, contractual restrictions, copyrights, trademark laws and patents to establish and protect proprietary rights in its products and technologies. Although the Company has been issued one U.S. patent to date, much of the Company's proprietary information and technology is not patented and may not be patentable. The Company believes that the success of its business depends primarily on its proprietary technology, information and processes and know-how, rather than patents. There can be no assurance that the Company will be able to independently protect its technology or that competitors will not be able to develop similar technology. The Company has entered into confidentiality and invention assignment agreements with all of its employees, and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of the Company's technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, the Company's business, financial condition and operating results could be materially adversely affected. See "Business--Proprietary Rights."

RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

  The fiber optics communications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. In addition, since patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by competitors of the Company that could relate to the Company's products. Although no claim has ever been asserted against the Company with respect to infringement, the Company may receive communications from third parties in the future asserting that the Company's products infringe or may infringe on the proprietary rights of such third parties. In its distribution agreements, the Company typically agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against the Company and the failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Proprietary Rights."

ENVIRONMENTAL REGULATION

  The Company is subject to a variety of local, state and federal government regulations relating to air and water emissions from its manufacturing facility and to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. Although the Company believes it is in compliance with current environmental regulations, the failure to comply with current or future regulations could result in substantial fines or liabilities being imposed on the Company, suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require the Company to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. Any failure by the Company to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous or toxic substances could subject the Company to significant liabilities or obligations.

RISKS ASSOCIATED WITH SALES TO INTERNATIONAL MARKETS

  Although the Company has been selling internationally since its inception and has had substantial experience and success with its products in the international marketplace, the conduct of business outside the U.S. is subject to certain risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations, expropriation, and potentially adverse tax consequences. Although less than 5% of the Company's revenue is derived from direct sales to Asia (excluding Japan), certain of the Company's customers may sell products into Asian markets. Recent adverse economic developments in Asia could affect sales by certain of the Company's customers into this region which may, in turn, have a material adverse effect on the Company's business, financial condition and operating results. In addition, in order to sell its products internationally, the Company must meet standards established by telecommunications authorities in various countries, as well as recommendations of the International Telecommunications Union. A delay in obtaining, or the failure to obtain, certification of its products in countries outside the U.S. could deny or impede the Company's efforts to increase its market share in such countries, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--The EPITAXX Strategy" and "--Marketing and Sales."

NO PRIOR MARKET; STOCK PRICE VOLATILITY

  Prior to the offering, there has been no public market for the Company's capital stock. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. There can be no assurance that an active public market for the Class A Common Stock will develop or be sustained after the offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. The trading price of the Class A Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, general conditions in the data and telecommunications industry, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of many technology companies and have often been unrelated to the operating performances of such companies. The Company's revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Class A Common Stock would likely decline, perhaps substantially. These Company-specific factors or broad market fluctuations may materially adversely affect the market price of the Class A Common Stock. See "--Fluctuations in Quarterly Operating Results" and "Underwriting."

CERTAIN ANTI-TAKEOVER EFFECTS

  The Company's Board of Directors is divided into three classes, each of which is elected and serve overlapping three-year terms. The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of preferred stock in one or more series (the "Preferred Stock") and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of Preferred Stock in the future that will have preferences over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up of the Company, or which could otherwise adversely affect holders of Class A Common Stock, or which could discourage or make difficult any attempt to obtain control of the Company. In addition, voting control by NSG may discourage certain types of transactions involving an actual or potential change of control of the Company. See "--Control By and Relationship with NSG", "Relationship Between the Company and NSG" and "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Restated Certificate of Incorporation and Amended and Restated Bylaws."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

  The Company has designated only limited specific uses for the net proceeds from the offering. After repayment of indebtedness to NSG, an aggregate of $ million of net proceeds will be available for general corporate purposes, including working capital and capital expenditures. Consequently, the Board of Directors and management of the Company will have broad discretion in the use of a significant portion of the net proceeds from the offering. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Class A Common Stock (including shares issuable upon conversion of outstanding Class B Common Stock) in the public market after the offering may materially adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's ability to raise capital in the future through the sale of its equity securities. Upon the consummation of the offering, the Company will have 2,175,200 shares of Class A Common Stock and 5,088,000 shares of Class B Common Stock outstanding. Of these shares of Common Stock, 2,150,000 shares of Class A Common Stock offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 25,200 shares of Class A Common Stock and all of the shares of Class B Common Stock will be "restricted shares" within the meaning of the Securities Act (the "Restricted Shares") and will be eligible for sale in the public market beginning 180 days after the date of this Prospectus, pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") and the expiration of certain lock-up agreements entered into between the Underwriters and the holders of such Restricted Shares. Of such Restricted Shares, all of the shares of Class B Common Stock will be subject to certain volume limitations and other resale restrictions pursuant to Rule 144. In addition, the Company intends to file a Registration Statement on Form S-8 under the Securities Act ("Form S-8") after the effective date of the offering to register 574,800 shares of Class A Common Stock, issuable upon the exercise of stock options granted under the Stock Option Plan. Such shares of Class A Common Stock issued pursuant to the Stock Option Plan, after the effective dates of the relevant registration statements, will be available for sale in the public market, subject to expiration of the lock-up agreements with the Underwriters.

DILUTION TO PURCHASERS IN OFFERING

  Purchasers of Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of the Class A Common Stock from the initial public offering price per share. After giving effect to the sale by the Company of 2,150,000 shares of Class A Common Stock offered hereby, assuming an initial public offering price of $ per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at
December 31, 1997 would have been $  million, or   per share of Common Stock.
This represents an immediate dilution in net tangible book value of $ per share to new investors purchasing shares in the offering. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds from the sale of the Class A Common Stock offered hereby,
assuming an initial public offering price of $   per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable
by the Company, are approximately $   million (approximately $   if the
Underwriters' over-allotment option is exercised in full).

  The Company will use $13.3 million of such proceeds (i) to repay indebtedness and interest thereon owed on the Dividend Notes, which will bear interest at 6.02% per annum, to be issued in February 1998 in connection with a cash dividend the Company declared to the stockholders of record on December 11, 1997 and (ii) to pay down the full balance on the Company's line of credit from NSG. The balance of the net proceeds will be used for general corporate purposes, including working capital and capital expenditures. Pending such uses, the Company intends to invest the proceeds in short-term, investment-grade, interest-bearing securities. See "Risk Factors--Management's Discretion as to Use of Unallocated Net Proceeds" and "Relationship Between the Company and NSG."

                                DIVIDEND POLICY

  The Company previously declared a $10,049,528 cash dividend to the stockholders of record on December 11, 1997, of which $10 million is payable to NSG. The Company also declared and paid dividends of $927,000 and $500,000 to NSG with respect to the fiscal years 1997 and 1996, respectively. In order to retain earnings to finance future growth, the Company does not intend to pay any further non-stock dividends in the foreseeable future. The declaration and payment of dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, statutory restrictions and other factors deemed to be relevant by the Board of Directors.

                                CAPITALIZATION

  The following table sets forth certain short-term obligations and capitalization of the Company as of December 31, 1997 (i) on an actual basis after giving effect to the Recapitalization and (ii) as adjusted to reflect the issuance and sale by the Company of 2,150,000 shares of Class A Common Stock offered hereby, assuming an initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated expenses payable by the Company, the application of the estimated net proceeds thereof and the payment of the $10,049,528 dividend to the stockholders of record on December 11, 1997 and the payment of short-term borrowings from NSG of $3,150,000. The following table should be read in conjunction with the "Use of Proceeds", "Selected Consolidated Financial Data" and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                            DECEMBER 31, 1997
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Short-term borrowings from affiliate under line of cred-
 it....................................................... $ 3,150     $
Promissory notes to be issued for dividend declared.......  10,050
                                                           -------     ----
                                                           $13,200
                                                           =======     ====
Long-term obligations, net of current portion(2)..........   5,052
                                                           -------     ----
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value; 5,000,000 shares
   authorized; no shares issued and outstanding........... $   --      $
  Class A Common Stock, $0.01 par value; 12,500,000 shares
   authorized;
   25,200 shares issued and outstanding, actual; and
   2,175,200 shares issued and outstanding, as
   adjusted(1)............................................
  Class B Common Stock, $0.01 par value; 7,500,000 shares
   authorized;
   5,088,000 shares issued and outstanding, actual; and
   5,088,000 shares issued and outstanding, as adjusted...      51
  Additional paid-in capital..............................  12,185
  Accumulated deficit..................................... (16,002)
                                                           -------     ----
    Total stockholders' equity (deficit)..................  (3,766)
                                                           -------     ----
      Total capitalization................................ $ 1,286     $
                                                           =======     ====

--------
(1) Excludes 574,800 shares of Class A Common Stock reserved for issuance under the Stock Option Plan, of which options to purchase an aggregate of 171,072 shares were outstanding at a weighted average exercise price of $3.92. See "Management--Benefit Plans--Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan."
(2) See Notes 6 and 11 to the Consolidated Financial Statements.

                                   DILUTION

  As of December 31, 1997, the net tangible book value (deficit) of the Company was $ , and the pro forma net tangible book value per share of Common Stock was $ . Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,150,000 shares of Class A Common Stock in the offering,
assuming an initial public offering price of $   per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of
December 31, 1997 would have been $   or $   per share. This represents an
immediate dilution in net tangible book value of $ per share to new investors purchasing shares in the offering. The following table illustrates such per share dilution:

   Assumed initial public offering price per share...................      $
                                                                           ----
     Pro forma net tangible book value per share before the offer-
      ing............................................................ $
                                                                      ----
     Increase per share attributable to new investors................
                                                                      ----
   Pro forma net tangible book value per share after the offering....
                                                                           ----
   Dilution per share to new investors...............................      $
                                                                           ====

  The following table sets forth, on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of
$   per share:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing stockholders... 5,113,200   70.4% $12,236,000       %     $2.39
   New investors........... 2,150,000   29.6
                            ---------  -----  -----------  -----
     Total................. 7,263,200  100.0% $            100.0%
                            =========  =====  ===========  =====

  The foregoing tables assume no exercise of any outstanding stock options to purchase Common Stock. As of December 31, 1997, there were outstanding options to purchase 171,072 shares of Class A Common Stock at a weighted average exercise price of $3.92 per share. To the extent such options are exercised, there will be further dilution to the new investors. If all outstanding options as of December 31, 1997 were included above, the pro forma net tangible book value per share at December 31, 1997, after giving effect to the
offering, would have been $    and the dilution per share to new investors
would have been $   . See "Capitalization," "Management--Benefit Plans--
Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The selected consolidated financial data set forth below as of March 31, 1996 and 1997 and as of December 31, 1997 and for each of the years ended March 31, 1995, 1996 and 1997 and for the nine months ended December 31, 1997 are derived from the Company's Consolidated Financial Statements including the Notes thereto which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial data for the nine months ended December 28, 1996 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of the financial data for the period presented. The operating results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the full year ending March 31, 1998. The selected consolidated financial data as of March 31, 1993, 1994 and 1995 and for each of the years ended March 31, 1993 and 1994 are derived from audited Consolidated Financial Statements not included in this Prospectus.

                                                                       NINE MONTHS ENDED
                                   YEAR ENDED MARCH 31,                  DECEMBER 31,
                          -------------------------------------------  ------------------
                           1993     1994     1995     1996     1997    1996(1)     1997
                          -------  -------  -------  -------  -------  ------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenues..........  $ 7,666  $12,342  $15,622  $19,762  $21,209  $ 15,487  $ 18,348
Cost of revenue.........    4,916    7,175    9,948   10,876   13,978    10,241    10,720
                          -------  -------  -------  -------  -------  --------  --------
   Gross profit.........    2,750    5,167    5,674    8,886    7,231     5,246     7,628
                          -------  -------  -------  -------  -------  --------  --------
Operating expenses:
 Research and develop-
  ment expense..........      935      711    1,513    2,082    2,541     1,982     2,158
 Selling, general and
  administrative ex-
  pense.................    2,001    2,949    2,705    3,555    3,187     2,262     2,794
                          -------  -------  -------  -------  -------  --------  --------
   Total operating ex-
    penses..............    2,936    3,660    4,218    5,637    5,728     4,244     4,952
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) from oper-
 ations.................     (186)   1,507    1,456    3,249    1,503     1,002     2,676
Other income (expense)..     (210)    (378)    (447)    (458)    (456)     (360)     (357)
Amortization costs in
 excess of net assets
 acquired and other
 intangible assets......    2,524      --       --       --       --        --        --
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) before
 income tax expense
 (benefit)..............   (2,920)   1,129    1,009    2,791    1,047       642     2,319
Income tax expense (ben-
 efit)..................      --        58     (460)     936      409       250       765
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss).......  $(2,920) $ 1,071  $ 1,469  $ 1,855  $   638  $    392  $  1,554
                          =======  =======  =======  =======  =======  ========  ========
Pro forma net income per
 share(2):
 Basic .................                                      $  0.10            $   0.25
 Diluted................                                      $  0.10            $   0.25
Shares used in per share
 calculation:
 Basic..................                                        6,118               6,118
 Diluted................                                        6,250               6,237
OTHER FINANCIAL DATA:
Capital expenditures....  $ 2,780  $   973  $   908  $ 2,061  $ 2,418  $  1,719  $  1,479
Cash dividends de-
 clared.................      --       --       --   $   500  $   927  $    927  $ 10,050
CONSOLIDATED BALANCE
 SHEET DATA (AT PERIOD
 END):
 Cash...................  $   312  $    14  $    59  $    91  $   109  $    823  $    940
 Working capital........     (312)     816    2,189    2,852    1,395     1,334    (7,694)
 Total assets...........   10,230   11,482   12,613   16,771   16,977    16,491    18,286
 Long-term obligations,
  net of current por-
  tion..................    5,000    5,000    5,000    5,000    5,133     5,000     5,052
 Stockholders' equity
  (deficit).............    1,073    2,143    3,613    4,967    4,730     4,483    (3,766)

--------
(1) The Company's third quarter for the 1997 fiscal year ended on December 28, 1996.
(2) See note 3 of the Consolidated Financial Statements for an explanation of the determination of shares used to compute pro forma net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company designs, manufactures and markets semiconductor optical detectors and receivers for fiber optics communications. By virtue of its specialization, the Company is able to serve many different markets in the fiber optics communications industry. The Company's products are integral to the development and implementation of fiber optics systems for applications such as high capacity, long-haul terrestrial and undersea transmission; digital local loop and access networks; multi-channel CATV distribution; high-speed computer networking and test and measurement equipment. Each sector of the fiber optics market requires a degree of specialization which differs from that of the others. The growth or decline in one sector does not necessarily affect the other sectors. Profitability varies from product to product and trends in profitability from the different sectors are not necessarily linked.

  The Company derives nearly all of its sales from the production and sale of optical detectors and receivers used in the fiber optics industry. A small percentage of sales is derived from contracts for research and development of products for government agencies and private concerns. The Company has grown in revenue over the past five years at a compound annual growth rate of 29%, and has been profitable for the last four years. Income has increased as a percentage of revenue over this time, with the exception of fiscal year 1997, when the Company was exposed to decreasing margins in the high-speed computer networking business and to inventory obsolescence. As the Company has grown, however, the rate of new product introductions has increased, the mix of product revenue has changed and the customer base has broadened. In the past, certain significant customers' purchase patterns have materially affected the Company's operating results. The Company believes that it has reduced this uncertainty. While the Company does not have any customers whose sales represent more than 10% of the Company's revenue in the nine months ended December 31, 1997, the Company has historically, and will likely in the future, have customers who will account for more than 10% of the Company's revenue in a single fiscal year.

  The Company recognizes revenue upon shipment, passage of title and when all significant obligations of the Company have been satisfied. Some international sales are secured by letters of credit. Reserves for estimated warranty and bad debts are maintained. Revenue from research contracts has been recognized according to the terms of the contracts.

  The Company sells its products worldwide and generates a significant portion of its sales outside North America, including Europe, Canada, Japan, China and Israel. All sales are quoted and delivered in U.S. dollars, which prevents currency risk; however, the Company competes with foreign suppliers with price structures affected by currency fluctuations. The percentage of revenue by geographic region in fiscal years 1995, 1996, 1997 and the nine months ended December 31, 1997 was approximately as follows: to North America, 45%, 39%, 52% and 51%, respectively; to Europe, 39%, 44%, 21% and 37%, respectively; to Asia and other countries, 16%, 16%, 27% and 12%, respectively.

  The Company has entered into a Distribution Agreement with NSG pursuant to which NSG acts as the exclusive distributor of all the Company's products in Japan. In fiscal years 1995, 1996 and 1997 and the nine months ended December 31, 1997, revenue from NSG pursuant to the Distribution Agreement was $1.8 million, $1.9 million, $2.5 million and $1.1 million, respectively.

  Over the past several years, EPITAXX has consistently increased its research and development spending as it strives to introduce new products as quickly as possible. The Company allocates a significant percentage of revenue toward research and development. Research and development expenses consist primarily of employee compensation and costs related to new product prototyping. New products are seen as a key factor in maintaining continued growth in sales and profitability. Spending for research and development in fiscal years 1995, 1996, 1997 and the nine months ended December 31, 1997 was $1.5 million, $2.1 million, $2.5 million and $2.1 million, respectively (9.7%, 10.5%, 12.0% and 11.8% of revenue).

  As of December 31, 1997, the Company had an order backlog of $9.3 million compared to a backlog of $5.7 million a year earlier. Backlog consists only of customer orders that the Company has accepted and are deliverable within one year.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of the Company's total revenue.

                                                 PERCENTAGE OF REVENUE
                                            ----------------------------------
                                                                  NINE MONTHS
                                               YEAR ENDED            ENDED
                                                MARCH 31,        DECEMBER 31,
                                            -------------------  -------------
                                            1995   1996   1997   1996(1) 1997
                                            -----  -----  -----  ------- -----
   Revenue.................................  88.5%  90.3%  88.2%   88.1%  93.9%
   Revenue from affiliate..................  11.5    9.7   11.8    11.9    6.1
                                            -----  -----  -----   -----  -----
     Total revenue......................... 100.0  100.0  100.0   100.0  100.0
   Cost of revenue.........................  63.7   55.0   65.9    66.1   58.4
                                            -----  -----  -----   -----  -----
     Gross profit..........................  36.3   45.0   34.1    33.9   41.6
   Operating expenses:
     Research and development..............   9.7   10.5   12.0    12.8   11.8
     Selling, general and administrative...  17.3   18.0   15.0    14.6   15.2
                                            -----  -----  -----   -----  -----
   Total operating expenses................  27.0   28.5   27.0    27.4   27.0
                                            -----  -----  -----   -----  -----
   Income from operations..................   9.3   16.4    7.1     6.5   14.6
   Other income (expense)..................  (2.9)  (2.3)  (2.2)   (2.3)  (1.9)
   Income tax expense (benefit)............  (2.9)   4.7    1.9     1.6    4.2
                                            -----  -----  -----   -----  -----
   Net income..............................   9.4%   9.4%   3.0%    2.5%   8.5%
                                            =====  =====  =====   =====  =====

--------
(1) The Company's third quarter for the 1997 fiscal year ended on December 28, 1996.

 Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 28, 1996

  Revenue. Revenue for the nine months ended December 31, 1997 increased 18.1% to $18.3 million from $15.5 million for the nine months ended December 28, 1996. The Company increased its sales of products for long-haul transmission, CATV and test and measurement equipment applications while reducing its sales of products for computer networking due to price erosion in that market. The Company introduced new products for the long-haul transmission market while shifting away from some of its less specialized products.

  Gross Profit. Gross profit for the nine months ended December 31, 1997 increased by 46.2% to $7.6 million from $5.2 million for the nine months ended December 28, 1996. Gross profit as a percentage of revenue increased to 41.6% from 33.9%. This improvement in profitability was mainly due to the change in product mix.

  Research and Development Expenses. Research and development expenses for the nine months ended December 31, 1997 increased by 10.0% to $2.2 million from $2.0 million for the nine months ended December 28, 1996. Research and development expenses as a percentage of revenue decreased to 11.8% from 12.8%. Research and development expenses consist primarily of employee compensation and costs related to new product prototyping.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended December 31, 1997 increased 21.7% to $2.8 million from $2.3 million for the nine months ended December 28, 1996. Selling, general and administrative expenses as a percentage of revenue increased to 15.2% from 14.6%. These expenses consist primarily of salaries and benefits, sales commissions and travel. Such increase was the result of the hiring of additional staff for the marketing department and higher commissions paid on additional sales.

  Other Income (Expense). Other income (expense) remained relatively constant for the nine months ended December 31, 1997 at ($357,000) compared to ($360,000) for the nine months ended December 28, 1996. Other expense, consisting primarily of interest expense, as a percentage of revenue decreased to (1.9)% from (2.3)%.

  Income Tax Expense (Benefit). Income tax expense for the nine months ended December 31, 1997 was $765,000 compared to $250,000 for the nine months ended December 28, 1996. Income tax expense was incurred at an effective rate of 33.0% for the nine months ended December 31, 1997, compared to 38.9% for the nine months ended December 28, 1996, reflecting higher research and development credits and preferred tax treatment from the Company's subsidiary, a foreign sales corporation in St. Thomas, U.S. Virgin Islands, formed in the third quarter of the 1997 fiscal year.

 Year Ended March 31, 1997, Compared to Year Ended March 31, 1996

  Revenue. Revenue for the year ended March 31, 1997 increased 7.0% to $21.2 million from $19.8 million for the year ended March 31, 1996. Sales in the transmission, access and CATV markets increased by approximately 20.0%. This increase was offset, however, by pricing pressure and subsequent decreased sales in the computer networking market. In addition, the Company completed the sales of custom products for a defense application and saw a reduction in development contracts both of which totaled approximately $1.0 million.

  Gross Profit. Gross profit for the year ended March 31, 1997 decreased by 19.1% to $7.2 million from $8.9 million for the year ended March 31, 1996. Gross profit as a percentage of revenue decreased to 34.1% from 45.0%. Such a decline was primarily due to price erosion in the computer networking product market. The decline in gross profit was also due to the reduction in special product sales for defense and space applications. Additionally, inventory was reduced by 28.1% or $1.4 million, in part to account for product obsolescence and to reduce work-in-process.

  Research and Development Expenses. Research and development expenses for the year ended March 31, 1997 increased by 19.0% to $2.5 million from $2.1 million for the year ended March 31, 1996. Research and development expenses as a percentage of revenue increased to 12.0% in 1997 from 10.5% in 1996. Increased spending in the development of new CATV and transmission products including the APD, was the primary cause of this increase.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended March 13, 1997 decreased 11.1% to $3.2 million from $3.6 million for the year ended March 31, 1996. Selling, general and administrative expenses as a percentage of revenue decreased to 15.0% in 1997 from 18.0% in 1996. Such decrease was due to a normalization of expenses. In the year ended March 31, 1996, several multi-year management incentive targets were met, triggering an additional provision for that year.

  Other Income (Expense). Other income (expense), remained relatively constant at ($456,000) for the year ended March 31, 1997 compared to ($458,000) for the year ended March 31, 1996. Other expense, consisting primarily of interest expense, as a percentage of revenue, decreased to (2.2)% from (2.3)%.

  Income Tax Expense (Benefit). Income tax expense for the year ended March 31, 1997 was $409,000 in 1997 compared to $936,000 for the year ended March 31, 1996. The effective income tax rate for the fiscal year ended March 31, 1997 increased to 39.1% from 33.5% for the fiscal year ended March 31, 1996. Included in the percentage increase is an adjustment of deferred income taxes estimated in prior years associated with net operating loss carryforwards and depreciation.

 Year Ended March 31, 1996, Compared to March 31, 1995

  Revenue. Revenue for the year ended March 31, 1996 increased 26.9% to $19.8 million from $15.6 million for the year ended March 31, 1995. This increase resulted mostly from sales of products for digital local loop and access networks as well as for CATV applications. Sales for CATV applications more than doubled; at the same time, the Company's new products for digital applications found commercial acceptance.

  Gross Profit. Gross profit for the year ended March 31, 1996 increased by 56.1% to $8.9 million from $5.7 million for the year ended March 31, 1995. Gross profit as a percentage of revenue increased to 45.0% from 36.3%. This increase resulted primarily from the sale of new products for CATV and digital local loop applications. Additionally, inventory increased by 65% to $5.1 million in the year ended March 31, 1996, in anticipation of future demand in the high-speed computer networking market. The absorption of overhead from this higher level of production helped to reduce the Company's overall cost of sales.

  Research and Development Expenses. Research and development expenses for the year ended March 31, 1996 increased by 40.0% to $2.1 million from $1.5 million for the year ended March 31, 1995. Research and development expenses as a percentage of revenue increased to 10.5% in 1996 from 9.7% in 1995. Increased spending in the development of products for high speed data communications and custom products for the defense industry, was the primary cause of the increase in research and development expenses.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended March 31, 1996 increased 33.3% to $3.6 million from $2.7 million for the year ended March 31, 1995. Selling, general and administrative expenses as a percentage of revenue increased to 18.0% in 1996 from 17.3% in 1995. Such an increase was due primarily to the impact of a management incentive program that covered the two prior years. Several multi-year targets for revenue growth were met in 1996, triggering the additional provision that year. The charge in 1996 and 1995 for such provision was $660,000 and $337,000, respectively.

  Other Income (Expense). Other income (expense), remained relatively constant at ($458,000) for the year ended March 31, 1996 compared to ($447,000) for the year ended March 31, 1995. Other income and expenses, consisting primarily of interest expense, as a percentage of revenue decreased to (2.3)% from (2.9)%.

  Income Tax Expense (Benefit). Income tax expense for the year ended March 31, 1996 was $936,000 compared to a ($460,000) benefit for the year ended March 31, 1995. The effective income tax rate for the year ended March 31, 1996 increased to 33.5% from (45.5)% for the year ended March 31, 1995. The change in the effective tax rate is primarily due to the utilization of net operating loss and tax credit carry forwards by NSG for which the Company received a benefit under a tax sharing agreement entered into by the Company and NSG. Such agreement became effective for the fiscal year ended March 31, 1994 and the Company realized the benefit in the year ended March 31, 1995 upon NSG filing, for the first time, a consolidated U.S. Federal corporation income tax return for the year ended March 31, 1994 utilizing the Company's net operating loss and tax credit carryforwards. The Company's results of operations have been included in NSG's consolidated income tax return since 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present the Company's unaudited quarterly consolidated financial information, expressed in dollars and as a percentage of total revenue, for the eight most recent fiscal quarters. The Company believes that all necessary adjustments have been included in the amounts below to present the selected quarterly information fairly when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. These operating results are not necessarily indicative of results that may be expected for any subsequent periods.

                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                          MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 28, MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                            1996      1996       1996          1996       1997      1997       1997          1997
                          --------- -------- ------------- ------------ --------- -------- ------------- ------------
                                                                (IN THOUSANDS)
CONSOLIDATED RESULTS OF
 OPERATIONS:
 Total revenue..........   $6,019    $5,400     $5,165        $4,921     $5,723    $6,120     $5,887        $6,341
 Cost of revenue........    3,412     3,525      3,809         2,906      3,738     3,565      3,501         3,654
                           ------    ------     ------        ------     ------    ------     ------        ------
 Gross profit...........    2,607     1,875      1,356         2,015      1,985     2,555      2,386         2,687
                           ------    ------     ------        ------     ------    ------     ------        ------
 Operating expenses:
 Research and
  development...........      605       713        675           594        559       697        671           790
 Selling, general and
  administrative........      933       765        668           829        925       889        919           986
                           ------    ------     ------        ------     ------    ------     ------        ------
 Total operating
  expenses .............    1,538     1,478      1,343         1,423      1,484     1,586      1,590         1,776
                           ------    ------     ------        ------     ------    ------     ------        ------
 Income from
  operations............    1,069       397         13           592        501       969        796           911
 Other income
  (expense).............     (109)     (113)      (125)         (122)       (96)     (133)      (190)          (34)
                           ------    ------     ------        ------     ------    ------     ------        ------
 Income (loss) before
  income tax expense
  (benefit).............      960       284       (112)          470        405       836        606           877
 Income tax expense
  (benefit).............      323       111        (44)          183        159       275        200           290
                           ------    ------     ------        ------     ------    ------     ------        ------
 Net income.............   $  637    $  173     $  (68)       $  287     $  246    $  561     $  406        $  587
                           ======    ======     ======        ======     ======    ======     ======        ======
                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                          MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 28, MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                            1996      1996       1996          1996       1997      1997       1997          1997
                          --------- -------- ------------- ------------ --------- -------- ------------- ------------
AS A PERCENTAGE OF TOTAL
 REVENUE:
 Total revenue..........    100.0%    100.0%     100.0%        100.0%     100.0%    100.0%     100.0%        100.0%
 Cost of revenue........     56.7      65.3       73.7          59.1       65.3      58.3       59.5          57.6
                           ------    ------     ------        ------     ------    ------     ------        ------
 Gross profit...........     43.3      34.7       26.3          40.9       34.7      41.7       40.5          42.4
                           ------    ------     ------        ------     ------    ------     ------        ------
 Operating expenses:
 Research and
  development...........     10.1      13.2       13.1          12.1        9.8      11.4       11.4          12.5
 Selling, general and
  administrative........     15.5      14.2       12.9          16.8       16.1      14.5       15.6          15.5
                           ------    ------     ------        ------     ------    ------     ------        ------
 Total operating
  expenses..............     25.6      27.4       26.0          28.9       25.9      25.9       27.0          28.0
                           ------    ------     ------        ------     ------    ------     ------        ------
 Income from
  operations............     17.8       7.3        0.3          12.0        8.8      15.8       13.5          14.4
 Other income
  (expense).............     (1.8)     (2.0)      (2.4)         (2.4)      (1.7)     (2.1)      (3.2)         (0.5)
                           ------    ------     ------        ------     ------    ------     ------        ------
 Income (loss) before
  income tax expense
  (benefit).............     16.0       5.3       (2.1)          9.6        7.1      13.7       10.3          13.9
 Income tax expense
  (benefit).............      5.4       2.1       (0.9)          3.7        2.8       4.5        3.4           4.6
                           ------    ------     ------        ------     ------    ------     ------        ------
 Net income.............     10.6%      3.2%      (1.2)%         5.9%       4.3%      9.2%       6.9%          9.3%
                           ======    ======     ======        ======     ======    ======     ======        ======

  Revenue has fluctuated from quarter to quarter. There are no seasonal fluctuations in any particular customer's buying habits; however, the Company generally experiences a larger volume of shipments in its fourth quarter. Variation in sales from quarter to quarter is primarily influenced by large short-term increases in demand for specific products from large customers.

  Gross profit on a quarterly basis has fluctuated primarily due to sales mix. Other factors, such as obsolete inventory adjustments and factory efficiency, can have an impact in any given quarter.

  The Company's operating expense levels have fluctuated over time. Sales, general and administrative expenses are typically budgeted in accordance with anticipated future sales. Fluctuations due to variation in quarterly sales commission and management bonus accrual can impact the expense accrued in any quarter. During fiscal year 1996, selling, general and administrative expenses were accrued at a higher than average rate due to multi-year management bonus compensation for meeting performance targets. Several multi-year targets for revenue growth were met in 1996, triggering the additional provision that year. It is anticipated that such bonuses in the future will be replaced by option grants under the Company's Stock Option Plan and smaller, short-term bonuses which are earned and paid on an annual basis. Quarterly research and development costs are determined on an annual basis and depend on the development effort required for the products proposed by the marketing department or customers. Some research and development projects are funded by customers. During any given period, some effort and corresponding expenses can be diverted to customer funded research projects. The Company has experienced, and expects to continue to experience, fluctuations in sales and operating results from quarter to quarter. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, and that such comparisons cannot be relied upon as indicators of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided from operations was approximately $2.7 million for the nine months ended December 31, 1997 and $2.7 million and $1.9 million for the fiscal years ended March 31, 1997 and 1996, respectively.

  The Company has financed recent working capital needs and capital requirements primarily with internally generated funds and a line of credit from NSG during fiscal years 1997 and 1996, and from Sumitomo Bank during fiscal year 1995. On May 31, 1997, the Company renewed a line of credit from NSG in the amount of $6.0 million. The line of credit allows the Company to borrow at LIBOR plus 0.25% with a maturity date of May 31, 1998 which has been extended to March 31, 1999. See "Relationship Between the Company and NSG-- Agreement for Line of Credit." The outstanding balance on the line of credit was $3.2 million as of December 31, 1997 and $3.4 million and $2.7 million at the end of fiscal years 1997 and 1996, respectively. The Company intends to pay down the full $3.2 million balance on the line of credit with the net proceeds from the sale of the Class A Common Stock offered hereby.

  Capital expenditures were $1.5 million for the nine months ended December 31, 1997 and $2.4 million and $2.1 million for the fiscal years ended March 31, 1997 and 1996, respectively. Machinery and equipment additions were $1.2 million for the nine months ended December 31, 1997 and $2.9 million and $1.3 million for the fiscal years ended March 31, 1997 and 1996, respectively. Building and improvements accounted for nearly all of the remaining capital expenditures.

  Working capital was $(7.7) million as of December 31, 1997 and $1.4 million and $2.9 million at the end of fiscal years 1997 and 1996, respectively.

  The Company believes that the net proceeds of this offering, together with internally generated funds and the line of credit facility, will provide it with sufficient funds for at least the next 12 months.

RECENT ACCOUNTING PRONOUCEMENTS

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring segment performance. SFAS 130 and 131 are effective for the Company's 1999 fiscal year. Adoption of these standards is expected to result in additional disclosures, but is not expected to have a material adverse effect on the Company's financial position or results of operations.

                                   BUSINESS

OVERVIEW

  The Company designs, manufactures and markets semiconductor optical detectors and receivers for fiber optics communications. By virtue of its specialization in optical detector and receiver products, the Company is able to serve many different markets in the fiber optics communications industry. The Company's products are integral to the development and implementation of fiber optics systems for applications such as high capacity, long-haul terrestrial and undersea transmission; digital local loop and access networks; multi-channel CATV distribution; high-speed computer networking and test and measurement equipment.

  EPITAXX is a leading independent photonics devices company in its product areas. The Company believes that its expertise in InGaAs semiconductor material and optical detector device engineering, precision opto-mechanical assembly processes and high performance digital and analog receiver circuits enables the Company to provide a broad range of high performance optical detector products that can be quickly and cost-effectively adapted to a variety of customer needs and technologies. Further, because of its focus on detectors, EPITAXX is able to respond quickly to evolving technologies and increasingly complex applications.

  The global communications industry has undergone significant transformation and growth since the mid-1980s as a result of increased demand for communications services and applications, as well as advances in technology and changes in public policy. Communications service providers continue to increase the capacity of their networks and build new networks to meet the demand for high bandwidth applications, which in turn has significantly increased the use of fiber optics equipment.

  The Company counts among its customers many of the leading fiber optics communications equipment manufacturers, including such companies as CIENA Corporation, Finisar Corporation, Harmonic Lightwave, Inc., Hewlett-Packard Company, Inc., JDS FITEL, Inc., Lucent Technologies, Inc., Philips Broadband Networks, Inc., Philips N.V., Pirelli SpA, and Siemens AG.

INDUSTRY BACKGROUND

  Demand for new data services and global communications connectivity is growing at an unprecedented rate. Facsimile, electronic mail and, more recently, the increasing demand for access to the World Wide Web have combined to create a rapidly growing demand for digital data bandwidth. This increasing volume of data, which by nature is long distance, of longer duration, and higher density, has placed a heightened burden on networks originally designed only for voice transmission. Industry sources estimate that the transmission of digital signals will increase the growth in telecommunications network bandwidth by 35% per year from 1996 through 2006.

  Concurrently, the worldwide deregulation of the telecommunications industry has created significant competition for the provision of voice, video and data services. In telephony, new inter-exchange carriers ("IXCs") are implementing their own networks in order to avoid dependence on their established competitors in the long distance transmission market. To meet this competition at the local level, competitive access providers are building new infrastructure for both voice and data traffic. In addition, CATV system operators have been modernizing their networks over the past few years in response to emerging competition from telecommunications and direct broadcast satellite operators. Even the traditionally protected market of undersea transoceanic communications is now open to competition as many current systems reach capacity.

  For high bandwidth applications, fiber optics systems, as opposed to other media or technologies, presently provide the greatest transmission capacity with a high degree of efficiency. Fiber optics systems, limited only by the speed of electronic switching, are capable of carrying more bandwidth than competing media due to their ability to carry multiple channels, or wavelengths, on the same fiber. Fiber optics systems have demonstrated their value in the long-haul part of the network where high-volume traffic makes them a lower cost choice. As traffic increases, this cost per bit advantage is also realized at the network's access level. Moreover, optical fiber allows longer transmission distances without the need for regenerators, provides increased reliability and is immune to the electromagnetic interference which affects conventional copper wire lines.

  A typical fiber optics communications link consists of: light sources, either lasers or light-emitting diodes, which convert electronic signals into light pulses or modulated beams; the fiber itself, which is the transmission medium; different passive components to route, insert, or split signals, depending on the topology of the network; and optical detectors and receivers which relay or reconvert the optical signal into electronic format for delivery to a common electronic device such as a telephone, TV or computer. The optical receiver provides essential performance characteristics to the optical link. For example, the sensitivity of an optical receiver (i.e., its ability to detect signals that have been attenuated during transmission) ultimately sets the maximum length of the optical link at a given data rate.

  The transformation from electronic to optical transmission infrastructures has been made possible in large part by technical breakthroughs in the optical components that constitute the system fabric. New optical components are enabling new communications architectures with increased bandwidth and improved network performance, as well as reduced system implementation and operation costs. For instance, dense wavelength division multiplexing ("DWDM") is now creating a major shift in network infrastructure design, which, in turn, intensifies the need for new components. Increasingly, network architectures are becoming more complex and suppliers of components are required to sharpen their specific skills in order to respond to technological challenges and provide increasingly higher performance and customization to the specific needs of equipment designers and manufacturers. Additionally, due to rapid implementation of new transmission technologies, shorter product development cycles are required.

  Historically, the fiber optics equipment industry consisted of vertically integrated companies that provided entire systems, complete with the internal capabilities to produce components for use in their own systems. These companies have been challenged by new system designers focusing on specific markets within the industry. The increasingly competitive landscape has caused the vertically integrated companies to seek specialized expertise from independent, non-competing suppliers, allowing the vertically integrated companies to focus their resources on their core business at the system level. At the same time, the new system providers who compete with the vertically integrated companies lack photonics components technology. As a result, these new system providers also value independent suppliers of such critical components.

THE EPITAXX SOLUTION

  EPITAXX provides leading telecommunications equipment manufacturers with a variety of efficient, high-performance optical detectors and receivers for fiber optics systems. The Company distinguishes itself by focusing on optical detector and receiver products and believes that this focus gives it both a technical and a service advantage over companies that make both laser sources and detectors. The Company's focus on optical detectors and receivers permits more rapid and accurate responses to the needs of customers developing new applications. EPITAXX's manufacturing, assembling and testing processes are designed to satisfy its customers' needs for key engineering and manufacturing flexibility since they often require customization, small batches and short lead time. The Company seeks to establish itself as the preferred provider of optical detector products to the new system providers. Additionally, the Company's status as an independent supplier creates opportunities to replace the internal production, or to become an alternate production source, of certain components at vertically integrated companies wishing to focus on their core competencies. As a result of the Company's concentration on detector products and its technological strengths in optical packaging and electronic interfaces, it is able to offer a very diverse product portfolio of high performance products such as: digital optical detectors for short distance, medium data rate communications in the local loop and access markets; receivers for transmission at higher data rates from 50 megabits per second ("Mbps") to 2.5 gigabits per second ("Gbps"); analog detectors and receivers for CATV applications; high reliability detectors for undersea communications systems; and detector assemblies for instrumentation and fiber optics test equipment.

THE EPITAXX STRATEGY

  The Company's goal is to become the dominant provider of high-performance optical detectors. The key elements of the EPITAXX strategy are:

  Target New Applications in Rapidly Growing Markets. The Company leverages its expertise in optical detector products and its technical strengths in exotic semiconductors, electronic interfaces and optics to develop products with the highest added value in the markets with high growth potential. For example, long-haul transmission currently constitutes the fastest growing segment of the fiber optics component market, including development of DWDM equipment. EPITAXX has pursued this opportunity since its emergence and as a result, for the nine months ended December 31, 1997 the long-haul transmission market utilizing DWDM represented more than 20% of the Company's revenue compared to 7% for the same period a year ago.

  Extend Technology Leadership. EPITAXX seeks to build upon its strength in technology innovation to ensure that its products remain in the forefront of the fiber optics market. The Company's overall objective is to fulfill its customers' expectations with more complete solutions through continued investment in research and development. The rapid advancement of fiber optics systems is creating the need for many new, more sophisticated optoelectronics products. EPITAXX is developing advanced components for future customer applications such as new detector products with increased functionality for both multi-channel monitoring and signal conversion for DWDM, ultrafast detectors and receivers for 10 Gbps systems and novel packaging platforms for distributing fiber closer to the home.

  Intensify Customer Collaborations. EPITAXX works closely with its key customers in order to jointly engineer future generations of complex photonic devices. As a result, the Company's products are tailored for, and often designed into, its customers' products. The migration toward all-optical networks requires collaboration with customers at very early stages of development. By maintaining and further developing this collaborative approach to the product development cycle, the Company seeks to continue to be designed into products going into future optical architectures.

  Broaden Customer Base. The Company intends to continue to broaden its customer base by leveraging its expertise in detectors and receivers, developing new fiber optics products and expanding its market reach. EPITAXX seeks to build upon its current position as an industry specialist in order to attract the emerging equipment suppliers in a rapidly growing industry. As a result of its experience in the development of optical detectors and receivers, the Company can provide new system suppliers with more rapid access to the market. The Company also believes that an opportunity exists for it to sell its products to additional vertically integrated equipment suppliers as competitive pressures force these suppliers to focus increasingly on system, rather than component, development.

  Continue Commitment to Improve Response Times and Customer Service. EPITAXX has differentiated itself from its competitors through the quality of its products and its rapid response time. The Company intends to continue to reduce its engineering and customization cycles through the development of flexible product and process platforms. This development will allow the Company to respond quickly to different market requirements with reliable products while optimizing engineering and manufacturing resources. Moreover, the Company will continue the streamlining of its operation in order to reduce manufacturing cycle times and product costs. Continued attention to the improvement of the operating process is necessary to advance the Company's competitive position.

TECHNOLOGY

  Fiber optics links contain three basic elements: the transmitter that converts electrical signal input to optical output; the optical fiber that carries the signal; and the receiver, which includes an optical detector, that converts the optical signal into electrical output. EPITAXX focuses on the receiver element.


 [SCHEMATIC OF A BASIC FIBER OPTICS LINK; COMPONENTS OF THE LINK ARE IDENTIFIED
                                 WITH CAPTIONS]


  Current telecommunications and CATV transmissions use fiber which carries signals in the 1.3 micron to 1.5 micron wavelength region. Optical detectors for signals at such wavelengths are generally made of Indium Gallium Arsenide ("InGaAs"). InGaAs is a compound semiconductor crystal fabricated by growing successive thin layers of different materials on an Indium Phosphide substrate through a deposition process known as epitaxy. The resulting material is a semiconductor material sensitive to light in the 0.8 micron to 1.7 micron wavelength range. From this material, manufactured in wafer form, the fabricated semiconductor detector chip is at the core of all optical detector and receiver products. This chip generates an outgoing electron upon receiving an incoming photon.

  EPITAXX applies its semiconductor materials expertise to design the proper InGaAs structure which enables the chip to meet required performance characteristics. Such designs involve precise specifications of materials composition, doping levels and device geometry to meet a combination of performance requirements such as signaling speed, noise level, linearity and sensitivity. The Company is currently developing InGaAs avalanche photodetectors ("APDs") which generate multiple electrons for each incoming photon. Conventional InGaAs photodetectors convert light into electrical current without signal gain. However, APDs create gain during the conversion process and consequently amplify the incoming signal. This additional gain provides flexibility to system designers by allowing transmission over longer distances, or by saving optical and electrical amplification stages. InGaAs APDs are designed to use the same compound semiconductor materials as their conventional counterparts, albeit with a much higher level of complexity in device structure and fabrication.


 [SCHEMATIC OF DETECTOR CHIP, DETECTOR MODULE AND OPTICAL RECEIVER; COMPONENTS
                         ARE IDENTIFIED WITH CAPTIONS]

  In most cases, the InGaAs detector chip is attached to a package and encapsulated. The resulting structure provides an optical interface, such as a lens or a window, which allows incoming light to be guided to the detector. A detector module incorporates this assembly with a fiber pigtail or connector housing and is used by system designers at the board level. Since these high-speed InGaAs chips range from 10 to 100 microns in diameter for most high speed products and these detectors have to collect light coming from a very narrow fiber aperture, the packaging process requires extreme precision. The Company conducts rigid assembly of the detectors, optical coupling lenses and optical fiber, all within tolerances measured in microns.

  Receivers incorporate a low-noise optical detector chip with high performance front-end amplifier circuitry, for either digital or analog operation. Receivers provide pre-amplified voltage, rather than electrical current, to the output interface and drive electronic circuitry within video or networking equipment. The stringent performance requirements include operation at very high frequencies up to several gigahertz ("GHz") and low current (picoampere), both of which are contingent on integrating the detector and the electronic circuitry in a small package. Receivers for high-speed digital operation are optimized for low noise and bandwidth. By comparison, receivers for analog CATV are optimized for low distortion.

  In addition to the basic signal reception function, optical detectors and receivers are used in many other portions of the network. Detectors at various levels of integration (chip, module) are used throughout the optical network. For example, laser transmitters incorporate a detector to monitor and stabilize the laser power. Optical amplifiers include several detector modules to monitor the input and output signals of the amplifier and to regulate the pump power of the amplifier. Receivers are ubiquitous in the network. For instance, receivers are found not only at the end of the transmission line, but also where signals are dropped or added as well as in switching offices. Increasingly complex network architectures such as DWDM involve management of multiple wavelengths. Each wavelength requires a distinct receiver at the end of the transmission path, therefore the use of DWDM multiplies the number of receivers used in portions of the network. Furthermore, detectors and receivers serve new roles in support of the higher precision required to effect multiple wavelength signaling. Examples of such use include monitors to adjust wavelength power and signal converters, both used to ensure the signal integrity for each of the multiple wavelength transmissions.

 [SCHEMATIC DRAWING OF CATV NETWORK; SCHEMATIC DRAWING OF OPTICAL AMPLIFIER AND
             DWDM SYSTEM; COMPONENTS ARE IDENTIFIED WITH CAPTIONS]


  The increasing use of InGaAs detectors and receivers at all levels of the network has led to increasing levels of customization; the operational and packaging requirements diverge depending on the function performed by that specific component. A significant number of the Company's customers purchase products specially adapted to certain levels of performance or to specific operating environments. This customization requires technological expertise in material or device engineering at the chip level or in submicron or opto-mechanical assemblies at the packaging level, as well as in preamplifier circuit design.

PRODUCTS

  The Company offers optical detectors and receivers designed to conform to worldwide digital transmission standards. The synchronous optical network ("SONET"), asynchronous transfer mode ("ATM"), fiber distributed data interface ("FDDI") and other telecommunications and data communications standards specify operations at data rates from 52 Mbps to 10 Gbps. The Company's optical detectors are available for manufacturer-specific laser modules, optical receivers and datalinks for computer networking. EPITAXX's line of photodetector modules are directed to applications such as low bit-rate telecommunications for access networks. Optical receivers at 155 and 622 Mbps, which incorporate an optical detector along with a matched preamplifier set to the proper data transmission rate, are used mostly in access networks. Higher capacity transmission and DWDM networks operate at 2.5 Gbps and increasingly at 10 Gbps. The Company offers a line of 2.5 Gbps digital receivers for short-haul transmission and DWDM. The Company is introducing an APD-based receiver operating at 2.5 Gbps for long-haul applications. The Company also offers high performance pigtailed detectors for monitoring of optical amplifiers in long-distance terrestrial and undersea communications.

  In CATV applications, the method of transmission is analog as opposed to digital. Optical links are used for the transmission of high bandwidth video signals from head-ends to hubs or nodes. At the node, current systems use coaxial cable for the final connection to the home. Fiber optics systems for CATV carry multiple television channels at bandwidth from 200 megahertz ("MHz") to 900 MHz depending on downstream or upstream operation. New services like Internet access through cable modems are now branching the CATV industry out of its traditional video delivery market. The Company offers detector modules as well as complete receivers for analog applications. These products incorporate detector chips specially designed to provide increased linearity and electronic circuitry adapted to CATV specifications.

  EPITAXX also offers a line of InGaAs detectors utilized for instrumentation purposes. Products in this line include a series of detectors with varying diameters for use in optical power meters or fault detectors. Also included are arrays of detectors and special assemblies for spectroscopy and wavelength measurement, environmental detection and military uses.

  The following table lists certain of the Company's standard products for each major application.

              PRODUCT                             APPLICATIONS
------------------------------------------------------------------------------
  Detector chip in window or lens
   capsule                         Receiver for FDDI, ATM and other data links
------------------------------------------------------------------------------
  Detector module in pigtailed or  Receiver for short-haul, low bit rate data
   connector receptacle            transmission
                                   Optical power monitor for optical amplifier
                                   Wavelength monitor for DWDM
------------------------------------------------------------------------------
  Linear detector modules          Receiver for analog CATV transmission
------------------------------------------------------------------------------
  52 MBps receiver                 Receiver for SONET OC1
------------------------------------------------------------------------------
  155 MBps receiver                Receiver for SONET OC3 and ATM
------------------------------------------------------------------------------
  622 MBps receiver                Receiver for SONET OC12 and ATM
------------------------------------------------------------------------------
  2.5 GBps receiver                Receiver for SONET OC48 and DWDM wavelength
                                   converters
------------------------------------------------------------------------------
  900 MHz linear receiver          Receiver for analog CATV transmission
------------------------------------------------------------------------------
  Large size detectors (1 to 5mm)  Detectors for optical power test and measurement
------------------------------------------------------------------------------
  Detector arrays and multi-ele-   Detectors for environmental sensing,
   ment detectors                  defense and industrial test and measurement

RESEARCH AND PRODUCT DEVELOPMENT

  EPITAXX's ability to design, develop and introduce new product offerings on a timely basis to take advantage of market opportunities has been a major driver in the Company's growth. The Company provides a broad line of products, supplying varying levels of functionality as well as a variety of packaging options, based on the Company's core optical detector technology. Many of these products are jointly developed with customers early in the design phase. The Company continues to work on delivering products that operate at higher transmission frequencies and that address customer-specific operational requirements. Current research programs include: 2.5 Gbps and 10 Gbps APD receivers, 10 Gbps optical detectors and receivers and new optical platforms using surface mount technology for future products.

  The Company maintains collaborative research efforts with outside organizations in the areas of materials growth, device engineering and optical transmission. One such collaborative effort is with NSG Research Laboratory in Tsukuba Science City, Japan, where NSG maintains active efforts in InGaAs material growth and processing and in advanced optical products based on its extensive knowledge of glass. This relationship is managed under a formal agreement between EPITAXX and NSG. See "Relationship Between the Company and NSG." The Company is also a member of POEM at Princeton University, a multi-disciplinary laboratory focusing on photonics and optoelectronic materials.

  As of December 31, 1997, the Company had 21 full-time employees engaged in research and development. There can be no assurance that the Company will continue to be successful in attracting and retaining key personnel with the skills and expertise necessary to develop new products in the future. Expenditures for research and development for fiscal years 1995, 1996, 1997 and the nine months ended December 31, 1997 were $1.5 million, $2.1 million, $2.5 million and $2.2 million, respectively. The Company currently expects to increase research and development spending as its revenues increase in order to sustain continuing future product introductions.

  The markets for the Company's products are characterized by rapid technological change, evolving industry needs and product obsolescence. The Company's success is highly dependent upon the timely completion and introduction of new products at competitive prices and performance levels. See "Risk Factors--Evolving Markets and Rapid Technological Change; New Products" and "--Development of Competing Technologies."

MARKETING AND SALES

  Due to the complex nature of the Company's products and the variety of applications in which such products are deployed, EPITAXX works closely with customers to meet their current demands and to build future sales opportunities by understanding technical and market demands influencing their customers. Sales efforts are supported by the commitment of management and the technical staff to maintain and strengthen customer relationships by offering responsive, reliable service. As of December 31, 1997, the Company had 15 full-time employees engaged in sales and marketing.

  The Company markets its products through a direct sales force based in the United States, and indirectly through a worldwide network of independent manufacturer representatives in many countries worldwide. For the nine months ended December 31, 1997, 49% of revenue was generated outside North America.

  EPITAXX's marketing efforts are focused on positioning and promoting the Company's products for application in targeted end-markets. The Company's primary marketing activities include trade show participation and promotion of the Company's products in trade publications.

CUSTOMERS

  The Company's products are used by customers in industries such as telecommunications, computer networking and CATV. While the Company does not have any customers whose sales represent more than 10% of the Company's revenue in the nine months ended December 31, 1997, the Company has historically, and will likely in the future, have customers who will account for more than 10% of the Company's revenue in a single fiscal year. For the nine months ended December 31, 1997, the Company's largest customers include:

    CIENA Corporation                     Lucent Technologies, Inc.
    Finisar Corporation                   Philips Broadband Networks, Inc.
    Harmonic Lightwave, Inc.              Philips, N.V.
    Hewlett-Packard Company, Inc.         Pirelli SpA
    JDS FITEL, Inc.                       Siemens AG

COMPETITION

  The Company operates in a highly competitive market. Although the Company believes that it is the only company specializing solely in optical detectors and receivers that address multiple markets, it has numerous competitors worldwide that produce optical detector products in addition to other products. The Company's ability to continue to develop and introduce new products or enhancements of existing products may require significant additional research and development expenditures. Many of the Company's current and potential competitors have larger research and development departments, larger sales organizations, and substantially greater financial resources than does the Company. These competitors include Fujitsu Ltd., Mitsubishi Electric Corp., Lucent Technologies, Inc., and Siemens AG. Other companies compete with only a portion of EPITAXX's product line. Companies in this category include Ortel Corporation, Mitel Corporation and Hamamatsu Photonics KK. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. In addition, the introduction by competitors of new products or the reduction in price of competitive products could have a material adverse effect on the Company's business, financial condition and operating results. The Company believes that the principal competitive factors in its markets are product performance, industry expertise, technical expertise, flexibility, responsiveness to customer needs, quality of service and perceived value. See "Risk Factors--Competition."

MANUFACTURING AND FACILITIES

  The Company owns a 45,000 square foot manufacturing facility on six acres in West Trenton, New Jersey. Wafer processing, device packaging, hybrid microelectronics packaging and final assembly and testing are performed in this facility. Given EPITAXX's strategy to concentrate its resources on serving markets that value its engineering expertise and ability to quickly respond to customer demands, the Company's manufacturing operations are designed for flexibility and short-run batches. The Company believes that the property owned by the Company is sufficient to meet demand for the foreseeable future, although some expansion of the manufacturing facility is planned. See "Risk Factors--Manufacturing Risks" and "--Dependence on Availability of Materials and Key Suppliers."

  A number of the processes and techniques used in manufacturing the Company's products are internally designed or customized. The Company relies exclusively on its own production capabilities for critical optical detector assemblies used in its products. These semiconductor devices are manufactured under cleanroom conditions ranging from class 100 to class 10,000 using two-inch wafer fabrication technology. The Company's facility has approximately 9,000 square feet of cleanroom space. EPITAXX assembles all of its products using techniques including die-attachment, wirebonding, packaging and coupling of optical fibers. The Company inspects and tests products throughout the manufacturing cycle using commercially available test systems as well as EPITAXX-designed, proprietary test systems and procedures.

  The Company's design and manufacturing processes were certified as ISO 9001 compliant in December 1996 and EPITAXX has maintained compliance with this standard since that time.

PROPRIETARY RIGHTS

  The fiber optics communications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. The Company relies on a combination of trade secrets, contractual restrictions, copyrights and trademark laws to establish and protect proprietary rights in its products and technologies. However, since patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by competitors of the Company which could relate to the Company's products.

  Although the Company has been issued one U.S. patent to date, much of the Company's proprietary information and technology is not patented and may not be patentable. The Company believes that the success of its business depends primarily on its proprietary technology, information and processes and know-how, rather than patents. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. The Company has entered into confidentiality and invention assignment agreements with all of its employees, and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of the Company's technologies or discourage independent third-party development of similar technologies.

  While the Company's ability to maintain its leadership position in the optical detector market may be affected by its ability to protect its proprietary information and technology, the Company believes that, because of the rapid pace of technological change in the fiber optics communications markets, its technical expertise and ability to introduce new products on a timely basis will be more important in maintaining its competitive position than protection of its intellectual property. Although the Company continues to implement protective measures and intends to vigorously defend its intellectual property rights, there can be no assurance that these measures will be successful.

  The Company may receive communications from third parties in the future asserting that the Company's products infringe on the proprietary rights of such third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against the Company and the failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the laws of certain countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the U.S. and thus make the possibility of misappropriation of the Company's technology and products more likely.

EMPLOYEES

  As of December 31, 1997, the Company employed 208 persons, including 141 in manufacturing, 21 in research and development, 15 in sales and marketing, 12 in quality control and 19 in a general and administrative capacity. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company as of December 31, 1997 are as follows:

          NAME           AGE                        POSITION
------------------------ --- ------------------------------------------------------
Noboru Hiraguri.........  58 Chief Executive Officer and Vice Chairman of the Board
Yves Dzialowski.........  45 President, Chief Operating Officer and Director
James D. Coleman........  47 Vice President and Chief Financial Officer
George K. Roshon........  55 Vice President of Manufacturing
Chen-Show Wang..........  61 Vice President of Advanced Research
Kenji Fujiwara (2)......  59 Chairman of the Board
Arnold S. Hoff-
 man(1)(2)..............  62 Director
Richard J.
 Pinola(1)(2)...........  51 Director
Masahiko Tarumizu.......  63 Director
Naotaka Todoroki........  49 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Noboru Hiraguri has served as the Company's Chief Executive Officer since October 1994, and Vice Chairman of the Board since December 1996. From October 1994 to December 1996, Mr. Hiraguri, in addition to serving as the Company's Chief Executive Officer, also served as President and a Director of the Company. From May 1991 to October 1994, Mr. Hiraguri was Chairman of the Board. From 1973 to October 1994, Mr. Hiraguri held a variety of management positions with Nippon Sheet Glass Co., Ltd. ("Nippon Sheet Glass"), most recently as General Manager of its Fiber Optics Division. Mr. Hiraguri received a B.S. in Industrial Chemistry from Kyoto University.

  Yves Dzialowski has served as the Company's President and Chief Operating Officer since December 1996, and as a Director since August 1990. From 1985 to December 1996, Dr. Dzialowski served as the Company's Vice President of Sales and Marketing and Executive Vice President supervising the Sales and Marketing and Research and Development Groups. Dr. Dzialowski received a Master's degree in Physics and a Doctorate in Optics from the University of Paris.

  James D. Coleman has served as the Company's Vice President and Chief Financial Officer since December 1996 and has also served as the Company's Treasurer and Secretary since April 1987. From 1986 to December 1996, Mr. Coleman held a variety of management positions with the Company, most recently as Vice President of Operations. Mr. Coleman received a B.S. in Management and an M.B.A. from LaSalle University.

  George K. Roshon has served as the Company's Vice President of Manufacturing since April 1995. From November 1992 to April 1995, Mr. Roshon served as the Company's Director of Manufacturing. Mr. Roshon received a B.S. in Electrical Engineering from Pennsylvania State University and an M.S.E.E. from Drexel University.

  Chen-Show Wang has served as the Company's Vice President of Advanced Research since December 1996. From June 1991 to December 1996, Dr. Wang held several executive and managerial positions with the Company in the technology area. Dr. Wang received an M.S. in Physics from the University of Iowa and a Ph.D. in Physics from the University of California at San Diego.

  Kenji Fujiwara has served as a Director of the Company since May 1991 and as Chairman of the Board since October 1994. From May 1991 to October 1994, Mr. Fujiwara served as the Company's President and Chief Executive Officer. Since October 1994, Mr. Fujiwara has served as a General Manager of Nippon Sheet Glass. Mr. Fujiwara received a B.S. in Industrial Chemistry and an M.S. in Engineering from Kyoto University.

  Arnold S. Hoffman has served as a Director of the Company since December 1997. Mr. Hoffman is currently a Senior Managing Director of Legg Mason Wood Walker, Incorporated, a financial services and brokerage firm, where he has been employed since January 1992. From August 1989 to January 1992, Mr. Hoffman was Chairman of the Middle Market Group, an investment bank affiliated with Shearson Lehman Brothers Inc. Mr. Hoffman is also currently a Director of Sunsources, L.P., Intelligent Electronics Incorporated and several privately-held companies. Mr. Hoffman received a B.A. in Journalism from Pennsylvania State University.

  Richard J. Pinola has served as a Director of the Company since December 1997. Mr. Pinola is currently the Chairman and Chief Executive Officer of Right Management Consultants, Inc. ("Right Management"), a publicly-held company specializing in career management and human resource consulting. Mr. Pinola became Chief Executive Officer of Right Management in July 1992 and Chairman in January 1994. Mr. Pinola is also currently a Director of K-Tron International, Inc. and several privately-held companies. Mr. Pinola received a B.A. in Accounting from King's College.

  Masahiko Tarumizu has served as a Director of the Company since June 1994. Mr. Tarumizu is currently a Senior Managing Director of Nippon Sheet Glass. Since 1988, Mr. Tarumizu has held a variety of management positions with Nippon Sheet Glass. Mr. Tarumizu received a B.S. in Chemistry from Tokyo University.

  Naotaka Todoroki has served as a Director of the Company since June 1996. Mr. Todoroki is currently a Deputy General Manager of Corporate Planning of Nippon Sheet Glass. Since 1987, Mr. Todoroki has held a variety of management positions with Nippon Sheet Glass. Mr. Todoroki is also currently a Director of several privately-held companies. Mr. Todoroki received a B.S. in Economics from Hitotsubashi University.

DIRECTOR COMPENSATION

  Each director who is not an employee of the Company, NSG or an affiliate of NSG ("Non-Employee Director") will receive fees of $4,000 per year plus $1,200 for each meeting of the Board of Directors attended. In addition, each Non-Employee Director who is a member of any committee of the Board of Directors will receive $600 for each committee meeting attended plus another $600 per meeting of any committee on which such Non-Employee Director serves as the Chairperson. Further, each Non-Employee Director, upon his or her election to the Board of Directors, will receive an option to purchase an aggregate of 7,500 shares of Class A Common Stock. Each Non-Employee Director will also receive an option to purchase an aggregate of 1,500 shares of Class A Common Stock on the date of each annual stockholders' meeting. All of the options described above will be granted under the Stock Option Plan at the fair market value of the Class A Common Stock on the date of grant and will vest in three equal annual installments commencing on the date of such grant, with the exception of Messrs. Hoffman and Pinola, whose vesting schedules begin upon the consummation of the offering. See "--Benefit Plans--Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan."

COMMITTEES OF THE BOARD

  The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee reviews, approves and makes recommendations to the Board of Directors concerning the Company's compensation policies, practices and procedures, as well as reviews and determines the salaries and bonuses of the Company's executive officers. The Compensation Committee also administers the Stock Option Plan. The members of the Compensation Committee are Messrs. Pinola (Chairman) and Hoffman. The Audit Committee oversees the engagement of the Company's independent accountants, reviews the annual financial statements and the scope of annual audits and considers matters relating to accounting policy and internal controls. The members of the Audit Committee are Messrs. Hoffman (Chairman), Fujiwara and Pinola.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to or earned by the following individuals for services rendered to the Company in all capacities during the fiscal year ended March 31, 1997: (i) the Chief Executive Officer of the Company and (ii) the four additional executive officers of the Company whose salary and bonus for such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                     LONG-TERM COMPENSATION
                                                 ------------------------------
                          ANNUAL COMPENSATION
                          ---------------------
                                                                    SECURITIES
                                                     RESTRICTED     UNDERLYING      ALL OTHER
   NAME AND POSITIONS     SALARY($)   BONUS($)   STOCK AWARD ($)(1) OPTIONS (#) COMPENSATION($)(2)
------------------------  ----------  ---------  ------------------ ----------- ------------------
Noboru Hiraguri.........      161,133     66,915       17,500         27,600            --
 Chief Executive Officer
 and Vice Chairman
Yves Dzialowski.........      150,058     59,620       17,500         22,800          3,000
 President and Chief
 Operating Officer
James D. Coleman........      126,200     44,762       17,500         18,000          3,000
 Vice President and
 Chief Financial Officer
George K. Roshon........      109,850     39,900          --          18,000          2,878
 Vice President of
 Manufacturing
Chen-Show Wang..........      116,641     39,108          --          13,200          3,000
 Vice President of
 Advanced Research

--------
(1) As of March 31, 1997, Messrs. Hiraguri, Dzialowski and Coleman (collectively, the "Restricted Stockholders") held 8,400 shares of Class A Common Stock, having a market value of $2.08 per share, based upon the fair market value of the Class A Common Stock on the date of grant as determined by the Board of Directors. Pursuant to the terms of Restricted Stock Agreements, dated January 21, 1997, between the Company and each of the Restricted Stockholders (the "Restricted Stock Agreements"), all of the shares are subject to repurchase by the Company at $2.08 per share in the event such Restricted Stockholder ceases to be an employee of the Company prior to the date which is six months after the completion of this offering.
(2) The amounts in this column represent matching contributions made by the Company to the Named Executive Officer under the Company's 401(k) Profit-Sharing Plan.

                     OPTION GRANTS DURING LAST FISCAL YEAR

  The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during the fiscal year ended March 31, 1997.

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                                                                          STOCK
                                                                                    PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                      FOR OPTION TERM(4)
                         --------------------------------------------------------- --------------------
                           NUMBER OF   PERCENT OF TOTAL
                          SECURITIES       OPTIONS
                          UNDERLYING      GRANTED TO       EXERCISE
                            OPTIONS      EMPLOYEES IN       OR BASE     EXPIRATION
          NAME           GRANTED(#)(1)  FISCAL YEAR(2)  PRICE ($/SH)(3)    DATE      5%($)     10%($)
------------------------ ------------- ---------------- --------------- ---------- --------- ----------
Noboru Hiraguri.........    27,600          15.75%           3.33        01/21/07     57,684    146,556
Yves Dzialowski.........    22,800          13.01%           3.33        01/21/07     47,652    121,068
James D. Coleman........    18,000          10.27%           3.33        01/21/07     37,620     95,580
George K. Roshon........    18,000          10.27%           3.33        01/21/07     37,620     95,580
Chen-Show Wang..........    13,200           7.53%           3.33        01/21/07     27,588     70,092

--------
(1) The options were granted under the Stock Option Plan and do not become exercisable until April 1, 2000.
(2) Based on options to purchase an aggregate of 175,200 shares of the Company's capital stock granted during the fiscal year ended March 31, 1997 to employees of the Company, including the Named Executive Officers.
(3) The exercise price per share of each option was determined by the Board of Directors on the date of grant.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future capital stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table.

                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth, for each of the Named Executive Officers, the fiscal year-end value of unexercised options as of March 31, 1997:

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                   UNDERLYING                IN-THE-MONEY
                              UNEXERCISED OPTIONS       OPTIONS AT FISCAL YEAR-
                            AT FISCAL YEAR-END (#):             END($):
          NAME            EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE
------------------------- ---------------------------- -------------------------
Noboru Hiraguri..........          --/27,600                     --/--
Yves Dzialowski..........          --/22,800                     --/--
James D. Coleman.........          --/18,000                     --/--
George K. Roshon.........          --/18,000                     --/--
Chen-Show Wang...........          --/13,200                     --/--

--------
(1) The options were granted at 142% of the fair market value of the Class A Common Stock of the Company on the date of grant.

EMPLOYMENT CONTRACTS

  The Company has entered into Executive Employment Agreements (the "Employment Agreements") with each of the Named Executive Officers. The Employment Agreements are for terms ending March 31, 2000 for each of the Named Executive Officers, with the exception of Mr. Roshon whose Employment Agreement expires on April 1, 1998. Each of the Employment Agreements will automatically renew for three-year periods unless the Company provides the Named Executive Officer with a written notice of nonrenewal at least 180 days prior to the expiration of the then-current term of the relevant Employment Agreement. Such agreements provide for annual base salaries of not less than $180,000, $165,000, $135,000, $105,000 and
$110,000 for Messrs. Hiraguri, Dzialowski, Coleman, Roshon and Wang, respectively. Such salaries are reviewed annually by the Board of Directors. The Employment Agreements also provide each of the Named Executive Officers with an opportunity for an annual bonus dependent upon certain performance criteria specified in an annual management incentive compensation program. In addition, Messrs. Hiraguri, Dzialowski and Coleman each have a total of 8,400 shares of restricted stock under the Restricted Stock Agreements with the Company. In the event that any such restricted stockholder ceases to be an employee of the Company prior to the date which is six months after the completion of this offering, the Company has the right to repurchase such restricted stock at $2.08 per share. Further, Messrs. Hiraguri, Dzialowski, Coleman, Roshon and Wang have options to purchase a total of 27,600, 22,800 and 18,000, 18,000 and 13,200 shares of Class A Common Stock, respectively, under the Stock Option Plan. Such options will become fully vested on April 1, 2000.

  Under the Employment Agreements, in the event a Named Executive Officer is terminated as a result of the Company undergoing a "Change of Control," or a Named Executive Officer terminates his employment because of a lessening of job responsibilities or because the Company's headquarters are moved more than 35 miles, such Named Executive Officer will be able to immediately exercise all of his shares of restricted stock and stock options, as applicable, shall receive a lump-sum payment equal to two times the sum of his highest annual salary and his highest annual bonus received within the last three years, shall continue for two years to receive benefits identical to those then currently received and shall have the opportunity to receive out-placement and career counseling services at a cost not to exceed 15% of his then-current annual salary. A "Change of Control" is defined as the acquisition of the beneficial ownership of a majority of the Company's voting securities or all or substantially all of the assets of the Company by an unaffiliated person or group of persons, or the merger, consolidation or combination of the Company with an unaffiliated corporation in which a change in the majority of the members of the Board of Directors occurs. If a Named Executive Officer is terminated without cause during the term of his Employment Agreement, he will be paid his full salary from the date of notice of termination until 12 months thereafter and he shall receive benefits identical to those then currently received for such 12-month period, provided that his continued participation under the relevant benefit plans is permissible. If a Named Executive Officer is terminated because of retirement, death, disability, or for cause, then he will be paid only such salary as is then due him. Should termination occur because of retirement, death or disability, the Company may elect to pay such Named Executive Officer or his estate a prorated award under the Company's annual incentive pay plan, and may elect to accelerate the vesting of his shares of restricted stock and stock options, as applicable. If a Named Executive Officer terminates his employment without good reason, as such term is defined in the Employment Agreements, the Company may elect to continue to make salary payments for a period of up to 12 months thereafter. During the term of the Employment Agreement and for one year following its termination, a Named Executive Officer shall not, either directly or indirectly, compete with the Company. In addition, a Named Executive Officer is prohibited from disclosing any material confidential information of the Company during the term of his employment or at any time thereafter. Upon the successful completion of this offering, each of Messrs. Hiraguri, Dzialowski and Coleman will receive a car allowance of $500 per month for three years.

BENEFIT PLANS

 Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan

  The Stock Option Plan was initially approved by the Board of Directors and the stockholder in December 1996. The Board of Directors amended the Stock Option Plan in December 1997. A total of 574,800 shares of Class A Common Stock have been reserved for issuance under the Plan upon the exercise of options.

  Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified stock options. Incentive stock options may be granted under the Stock Option Plan only to employees of the Company and its affiliates. Nonqualified stock options may be granted to consultants, directors, employees or officers of the Company and its affiliates. The Stock Option Plan provides that each Non-Employee

Director will receive, upon his or her election to the Board of Directors, an option to purchase an aggregate of 7,500 shares of Class A Common Stock, and, on the date of each annual stockholders' meeting, an additional option to purchase an aggregate of 1,500 shares of Class A Common Stock. Each of the above-mentioned options will vest in three equal annual installments and will have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. Messrs. Hoffman and Pinola have each received an option to purchase 7,500 shares of Class A Common Stock, each of which will vest in three equal annual installments and will have an exercise price equal to the initial public offering price of the Class A Common Stock.

  The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Stock Option Plan, the Compensation Committee has the authority to interpret the provisions of the Stock Option Plan, and to determine the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by any employee or officer may not exceed $100,000. Incentive stock options granted under the Stock Option Plan may not be granted at an exercise price less than fair market value of the Class A Common Stock on the date of grant (or 110% of the fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options granted under the Stock Option Plan may not be granted at an exercise price less than the par value of a share of Class A Common Stock. Incentive stock options granted under the Stock Option Plan expire not more than 10 years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company.

  An option granted under the Stock Option Plan is exercisable, during the optionholder's lifetime, only by the optionholder and is not transferable by him or her except by will or by the laws of descent and distribution. An incentive stock option granted under the Stock Option Plan may, at the Board of Directors' discretion, be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the Stock Option Plan) to the extent exercisable on the date of such termination, for up to 90 days following such termination, provided that such incentive stock option has not expired on the date of such exercise. In granting any nonqualified stock option, the Board of Directors may specify that such nonqualified stock option shall be subject to such termination or cancellation provisions as the Board of Directors may specify. In the event of the optionholder's death, both incentive stock options and nonqualified stock options may be exercised, to the extent exercisable on the date of death, by the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the optionholder's death.

  As of December 31, 1997, options to purchase an aggregate of 171,072 shares of Class A Common Stock were outstanding under the Stock Option Plan at a weighted average exercise price of $3.92 per share.

 401(k) Plan

  Employees of the Company who have completed at least six months of service and who are at least 18 years of age are eligible to participate in the Company's 401(k) Profit-Sharing Plan, as amended (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(k) of the Code. Employees may elect to defer their eligible current compensation up to the statutorily and 401(k) Plan prescribed limits and have the amount of such deferral contributed to the 401(k) Plan. A Company match of employee contributions up to the 401(k) Plan prescribed limit may also be contributed to the 401(k) Plan and becomes an asset of the employee upon vesting. Contributions to the 401(k) Plan may be used to purchase units in various investment funds.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Pinola (Chairman) and Hoffman. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 1997, and adjusted to reflect the consummation of the offering by (i) each of the Named Executive Officers, (ii) each of the Company's directors, (iii) all executive officers and directors of the Company as a group and (iv) NSG, the only person known to beneficially own 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock.

                               SHARES OF COMMON STOCK              SHARES OF COMMON STOCK
                                 BENEFICIALLY OWNED                  BENEFICIALLY OWNED
                              PRIOR TO THE OFFERING(1)               AFTER THE OFFERING
                          --------------------------------- ---------------------------------------
                           NUMBER        % OF       VOTING   NUMBER           % OF        VOTING
          NAME            OF SHARES OUTSTANDING(2) POWER(2) OF SHARES    OUTSTANDING(2) POWER(2)(3)
------------------------  --------- -------------- -------- ---------    -------------- -----------
                                                CLASS A COMMON STOCK(4)(5)
                                                --------------------------
NAMED EXECUTIVE OFFI-
 CERS:
Noboru Hiraguri.........      8,400         *           *       8,400            *             *
Yves Dzialowski.........      8,400         *           *       8,400            *             *
James D. Coleman........      8,400         *           *       8,400            *             *
George K. Roshon........        --          *           *         --             *             *
Chen-Show Wang..........        --          *           *         --             *             *
DIRECTORS:
Kenji Fujiwara(5).......        --          *           *         --             *             *
Arnold S. Hoffman(6)....      2,500         *           *       2,500            *             *
Richard J. Pinola(6)....      2,500         *           *       2,500            *             *
Masahiko Tarumizu(5)....        --          *           *         --             *             *
Naotaka Todoroki(5).....        --          *           *         --             *             *
All directors and
 executive officers as a
 group (10
 persons)(7):...........     30,200         *           *      30,200(7)         *             *
                                                 CLASS B COMMON STOCK(4)
                                                 -----------------------
5% STOCKHOLDER:
Nippon Sheet Glass Co.,   5,088,000     99.51%      99.51%  5,088,000        70.05%        87.53%
 Ltd.(8)(9).............
 NSG Tokyo Bldg., 1-7 2-
 chome, Kaigan, Minato-
 Ku Tokyo 105, Japan

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
(1) Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to the Company by such stockholders.
(2) Represents percentage of all outstanding Common Stock.
(3) Holders of both classes of Common Stock vote as a single class on all matters submitted to a vote of stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to three votes for each share of Class A Common Stock into which Class B Common Stock is convertible.
(4) The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, subject to adjustment for stock dividends, stock splits, subdivisions or combinations. See "Description of Capital Stock-- Common Stock--Voting Rights."
(5) Excludes the shares of Class B Common Stock held by NSG, as to which Messrs. Fujiwara, Tarumizu and Todoroki disclaim beneficial ownership. Messrs. Fujiwara, Tarumizu and Todoroki are General Manager, Senior Managing Director and Deputy General Manager of Corporate Planning of NSG, respectively.
(6) Consists of shares of Class A Common Stock underlying options which become exercisable upon the consummation of the offering.
(7) Includes 5,000 shares of Class A Common Stock underlying options which become exercisable upon the consummation of the offering.
(8) NSG will not own any shares of Class A Common Stock upon the consummation of the offering.
(9) The shares of Class B Common Stock are owned by a wholly owned subsidiary of Nippon Sheet Glass Co., Ltd.

                   RELATIONSHIP BETWEEN THE COMPANY AND NSG

  Prior to the offering, the Company had been a subsidiary of NSG Holding USA, Inc., which is a wholly owned subsidiary of Nippon Sheet Glass Co., Ltd., located at NSG Tokyo Bldg., 1-7, 2-chome, Kaigan, Minato-Ku, Tokyo 105, Japan (collectively, "NSG"). Upon the consummation of the offering, NSG will own 5,088,000 shares of Class B Common Stock, which will represent 87.53% of the voting power of the outstanding Common Stock (85.94% if the Underwriters' over-allotment option is exercised in full). See "Risk Factors--Control by and Relationship with NSG" and "Description of Capital Stock."

  In December 1997, the Company declared a $10,049,528 cash dividend to the stockholders of record on December 11, 1997, of which $10 million is payable to NSG. The dividend will be evidenced by the Dividend Notes, bearing interest at a rate of 6.02% per annum, payable semi-annually. The principal amount of the Dividend Notes is payable on the earlier of (i) the date the Company's total stockholders' equity first equals or exceeds $15 million, or (ii) February 9, 2001, provided that on such date the Company's total stockholders' equity equals or exceeds $15 million. The sale of Class A Common Stock offered hereby will cause the Company's total stockholders' equity to exceed $15 million. As a result, the Company anticipates using $10,049,528 of the net proceeds from the offering to repay the Dividend Notes. See "Use of Proceeds."

  The Company and NSG have entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. The Company and NSG intended for such agreements and the transactions provided for therein to be mutually beneficial and on overall terms which the Company and NSG believed to be at least as favorable to the Company as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and NSG, there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. The agreements summarized in this section have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries address all material provisions of such agreements. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of NSG for a limited time and may not enjoy benefits from its relationship with NSG beyond the terms of the agreements. There can be no assurance that the Company, upon termination of such assistance from NSG, will be able to adequately provide such services internally or will be able to obtain favorable arrangements from third parties to replace such services. See "Risk Factors--Control by and Relationship with NSG."

  Additional or modified arrangements and transactions may be entered into by the Company and NSG upon the consummation of the offering. Any such future arrangements and transactions will be determined through negotiation between the Company and NSG. All future agreements between the Company and NSG will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of NSG (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

  The following is a summary of certain arrangements between the Company and NSG. Each description is qualified in its entirety by reference to the applicable agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

MASTER COOPERATION AGREEMENT

  The Company and NSG entered into a Master Cooperation Agreement, dated as of April 1, 1997 (the "Cooperation Agreement") pursuant to which NSG agreed to continue to cooperate with the Company to pursue effective business development and synergy of the Company's business and NSG's fiber optics related business.

  The Cooperation Agreement initially terminates on March 31, 2000. After such initial term, the Cooperation Agreement will be automatically renewed for successive three-year periods unless either party gives written termination notice to the other party at least 30 days prior to the expiration of the then-current term.

MANAGEMENT SERVICES AGREEMENT

  The Company and NSG entered into a Management Services Agreement, dated as of April 1, 1997 (the "Services Agreement") pursuant to which NSG agreed to continue to provide certain management services, including personnel, banking and credit services, productivity improvement advice, and assistance in the development of relationships in Asia and Europe with potential customers for the Company's products. NSG, if requested by the Company, will also be required to bear a portion of the compensation expense associated with the personnel provided by NSG.

  The Services Agreement initially terminates on March 31, 2000. After such initial term, the Services Agreement will be automatically renewed for successive three-year periods unless either party gives written termination notice to the other party at least 30 days prior to the expiration of the then-current term.

  The Company is obligated to pay fees established in the Services Agreement of not less than 0.5% and not more than 1.0% of Net Sales (as defined in the Services Agreement). The fees are payable semi-annually on October 1 and April 1 of each year with respect to services provided and Net Sales generated in the previous six-month period.

RESEARCH AND DEVELOPMENT AGREEMENT

  The Company and NSG entered into a Research and Development Agreement, dated as of April 1, 1997 (the "R&D Agreement") pursuant to which NSG agreed to provide the Company with certain research and development services on a basis the parties believe will permit the Company to enhance the development of its technology.

  The Company agreed to pay such fees to NSG as are mutually agreed upon as consideration for services provided pursuant to the R&D Agreement.

  The R&D Agreement initially terminates on March 31, 2000. After such initial term, the R&D Agreement will be automatically renewed for successive three-year periods unless either party gives written termination notice to the other party at least 30 days prior to the expiration of the then-current term.

DISTRIBUTION AGREEMENT

  The Company and NSG entered into a Distribution Agreement, dated as of April 1, 1997 (the "Distribution Agreement") pursuant to which NSG agreed to act as the exclusive distributor of all of the Company's products in Japan. The Distribution Agreement provides that the Company will sell its products to NSG at prices to be agreed upon from time to time, on a case-by-case basis, for resale in Japan.

  The Distribution Agreement will continue until terminated by agreement of the parties, or by written notice from one party to the other, at least 90 days before the proposed termination date, or by either party during the period beginning on the date NSG ceases to own, directly or indirectly, at least 30% of the capital stock of the Company.

TAX SHARING AGREEMENT

  Pursuant to a Tax Sharing Agreement between the Company and NSG, dated as of April 1, 1993 (the "Tax Sharing Agreement"), NSG agreed to prepare and file all tax returns that are required of the Company with NSG on a consolidated basis, to the extent permitted by applicable tax laws, beginning with the taxable year ended March 31, 1994 and continuing for all subsequent tax periods. Upon completion of the offering, NSG and the

Company will no longer file on a consolidated basis. Under the Tax Sharing Agreement, the Company pays NSG an amount equal to the income tax liability that the Company would have incurred had it filed an income tax return on a separate basis for the relevant tax period. If, on the other hand, the Company would have had a net tax loss or tax credits in excess of tax liabilities had it filed an income tax return on a separate basis, then NSG pays the Company an amount equal to any refund.

AGREEMENT FOR LINE OF CREDIT

  On May 31, 1997, the Company and NSG entered into a one-year, $6.0 million dollar Agreement for Line of Credit (the "Line of Credit"). On January 15, 1998, this one-year agreement was extended to March 31, 1999, such extension to be effective on May 31, 1998. The Company borrows under the Line of Credit to meet working capital requirements and to fund certain capital expenditures. Borrowings under the Line of Credit bear interest at LIBOR plus 0.25%. Principal and accrued interest must be paid no later than the May 31, 1998 maturity date, as extended to March 31, 1999. If such amount is not paid on the maturity date, however, then interest from such date will accrue at LIBOR plus 2.00%. As of December 31, 1997, the Company had drawn down $3.2 million under the Line of Credit.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 12,500,000 shares of Class A Common Stock, 7,500,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $0.01 per share. After the consummation of the offering, 2,175,200 shares of Class A Common Stock and 5,088,000 shares of Class B Common Stock will be issued and outstanding. No shares of Preferred Stock will be issued and outstanding upon the consummation of the offering.

  The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws is a summary and is qualified in its entirety by the provisions of the Restated Certificate of Incorporation and Amended and Restated Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

  Dividends. Holders of record of shares of Common Stock are entitled to receive such dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends may be declared or paid on any share of Class A Common Stock unless such dividend is simultaneously declared or paid on each share of Class B Common Stock equal to the amount which would have been payable with respect to such shares of Class B Common Stock had such shares been converted into Class A Common Stock immediately prior to the record date of such dividend. No dividends may be declared or paid on any shares of Class B Common Stock unless a similar dividend is simultaneously declared or paid on each share of Class A Common Stock.

  Voting Rights. Upon the consummation of the offering, holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to three votes for each share of Class A Common Stock into which Class B Common Stock is convertible, subject to adjustment to preserve such initial voting ratio. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law. Upon the consummation of the offering, NSG will own 5,088,000 shares of Class B Common Stock, which will represent 87.53% of the voting power of the outstanding Common Stock (85.94% if the Underwriters' over-allotment option is exercised in full). As a result, NSG will have sufficient voting power to control the direction and policies of the Company, including stockholder votes with respect to mergers, consolidations, the sale of all or substantially all of the assets of the Company, the election of the Board of Directors and whether a change in control of the Company occurs.

  Convertibility. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock at any time, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to the shares of Class A Common Stock. If, however, NSG sells or otherwise transfers beneficial ownership of any shares of Class B Common Stock to a third person or entity (other than a wholly owned subsidiary of NSG), such shares will be automatically converted into shares of Class A Common Stock. The shares of Class A Common Stock are not convertible into shares of Class B Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distributions after payment in full to creditors, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to Class A Common Stock, as well as any rights of holders of any shares of Preferred Stock that may be issued in the future.

  Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The Company believes that this authority will provide flexibility in connection with possible corporate transactions. However, the issuance of Preferred Stock could also adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation of the Company Further, Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Restated Certificate of Incorporation contains provisions (i) eliminating the personal liability of its directors, officers, employees and other agents for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by law and (ii) indemnifying its directors and officers to the fullest extent permitted by the DGCL. These provisions in the Restated Certificate of Incorporation do not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under the DGCL. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transactions from which the director derived an improper personal benefit and for improper distributions to stockholders. These provisions also do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws also permit the Company to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the DGCL would permit indemnification. The Company maintains liability insurance for its directors and officers.

  At present there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted and the Company is not aware of any other threatened litigation or proceeding that might result in a claim for such indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees and other agents of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ANTI-TAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

  The Company's Restated Certificate of Incorporation or Amended and Restated Bylaws, as applicable, among other things, (i) require stockholders to follow an advance notification procedure for stockholder nominations of candidates to the Board of Directors and for new business to be conducted at stockholder meetings, (ii) provide that the Board of Directors, without action by the stockholders, may issue and fix the rights and preferences of shares of Preferred Stock, and (iii) divide the members of the Board of Directors into three classes, as nearly equal in number as possible, such that the current directors will serve initial terms expiring at the 1998, 1999 and 2000 annual stockholders' meeting, respectively, with the directors in each class thereafter being elected for three-year terms. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Class A Common Stock at a premium over the market price of the Class A Common Stock, may adversely affect the market price of, and the voting and other rights of the holders of, the Class A Common Stock and could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management or members of the Board of Directors even if some or a majority of the Company's stockholders deemed such an attempt to be in their best interests. Furthermore, after the offering, NSG will have 87.53% of the voting control of the Company (85.94% if the Underwriters' over-allotment option is exercised in full). Voting control by NSG may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Class A Common Stock might receive a premium for their shares over the prevailing market price of the Class A Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Class A Common Stock is American Stock Transfer and Trust Company, New York, New York.

LISTING

  The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "EPXX."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of the offering, the Company will have outstanding an aggregate of 2,175,200 shares of Class A Common Stock (2,497,700 if the Underwriters' over-allotment option is exercised in full) and 5,088,000 shares of Class B Common Stock. Of the total outstanding shares of Common Stock, 2,150,000 shares of Class A Common Stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"). Sales by such affiliates will be subject to certain volume limitations and other restrictions described below.

  The remaining 25,200 shares of Class A Common Stock and the 5,088,000 shares of Class B Common Stock held by NSG will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). In general, under Rule 144, a person (or persons whose shares are aggregated with those of others), including any affiliate of the Company, is entitled to sell in brokers' transactions or directly to market makers, within any three-month period, a number of Restricted Shares that does not exceed the greater of (i) 1.0% of the class of such shares then outstanding or (ii) the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission, provided that certain current public information concerning the Company is then available, that the seller complies with certain manner-of-sale provisions and notice requirements, and that at least one year has elapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. A person (or persons whose shares are aggregated with those of others) who is not an affiliate of the Company at any time during the three months preceding any sale by such person, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have lapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. (However, Rule 144(k) is not expected to be available to NSG for the foreseeable future.) The above is a summary of Rule 144 and is not intended to be a complete description thereof or the rights of the parties to sell shares of Common Stock thereunder.

  Approximately 5,113,200 Restricted Shares will be eligible for sale in the public market beginning 180 days after the effective date of the offering, pursuant to Rule 144 and the expiration of certain lock-up agreements entered into between the Underwriters and the holders of such Restricted Shares. All of the 5,113,200 Restricted Shares will be subject to certain volume limitations and other restrictions pursuant to Rule 144. In addition, the Company intends to file a Registration Statement on Form S-8 after the effective date of the offering to register 574,800 shares of Class A Common Stock issuable upon the exercise of stock options to be granted under the Stock Option Plan. Such shares of Class A Common Stock issued pursuant to the Stock Option Plan will be available for sale in the public market after the effective date of the Registration Statement on Form S-8, subject to the expiration of the lock-up agreements with the Underwriters. See "Management-- Benefit Plans--Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan."

  Except as indicated above, the Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. There was no market for the Company's capital stock prior to the offering, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof, and could impair the Company's ability to raise capital through the future sale of its equity securities.

LOCK-UP AGREEMENTS

  Pursuant to certain agreements, all of the Company's directors, executive officers and shareholders, owning as of the date hereof all of the outstanding Common Stock and all outstanding vested and unvested stock options, have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Class A Common Stock or options to acquire shares of Class A Common Stock or securities exchangeable for or convertible into shares of Class A Common Stock owned by them, for a period of 180 days after the date of this Prospectus. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Cowen & Company, CIBC Oppenheimer Corp. and Daiwa Securities America Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Class A Common Stock set forth opposite the name of such Underwriter below:

                                                                NUMBER OF SHARES
                                                                   OF CLASS A
UNDERWRITERS                                                      COMMON STOCK
------------                                                    ----------------
Cowen & Company................................................
CIBC Oppenheimer Corp. ........................................
Daiwa Securities America Inc. .................................
                                                                   ---------
    Total......................................................    2,150,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

  The Underwriters propose to offer the shares of Class A Common Stock, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at a price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 322,500 additional shares of Class A Common Stock to cover over-allotments, if any. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Class A Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Class A Common Stock made hereby.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company, the Company's officers and directors, and NSG have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent (which consent may be given without notice to the Company, stockholders or other public announcement) of Cowen & Company.

  The Representatives have advised the Company that they currently intend to make a market in the Company's Class A Common Stock following this offering although they have no obligation to do and may cease such market making at any time. There can be no assurance that a market in the Company's Class A Common Stock will develop after the offering.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Company's capital stock. Consequently, the initial public offering price for the Class A Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions or other factors.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Class A Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by O'Sullivan Graev and Karabell, LLP New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements and schedule of the Company as of March 31, 1997 and 1996 and December 31, 1997 and for each of the years in the three-year period ended March 31, 1997 and for the nine-month period ended December 31, 1997, have been included herein and in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act, with respect to the Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Class A Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit so filed.

  The Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         EPITAXX, INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets as of March 31, 1996 and 1997 and December 31,
 1997.....................................................................  F-3
Consolidated Statements of Income for the years ended March 31, 1995, 1996 and 1997 and for the nine-month period ended December 28, 1996
 (unaudited) and December 31, 1997........................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended March
 31, 1995, 1996 and 1997 and for the nine-month period ended December 31,
 1997.....................................................................  F-5
Consolidated Statements of Cash Flows for the years ended March 31, 1995,
 1996 and 1997 and for the nine-month period ended December 28, 1996
 (unaudited) and December 31, 1997........................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
EPITAXX, Inc.:

  We have audited the accompanying consolidated balance sheets of EPITAXX, Inc. (an indirect subsidiary of Nippon Sheet Glass Co., Ltd.) and subsidiary as of March 31, 1996 and 1997, and December 31, 1997, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1997 and the nine-month period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EPITAXX, Inc. and subsidiary as of March 31, 1996 and 1997, and December 31, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997 and the nine-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

Short Hills, New Jersey
January 19, 1998

                          EPITAXX, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            DEC. 31, 1997
                                                       -------------------------
                                                                   PRO FORMA
                                         MAR. 31                 STOCK-HOLDERS
                                      ---------------           EQUITY (DEFICIT)
                                       1996     1997   ACTUAL       (NOTE 3)
                                      -------  ------  -------  ----------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash..............................  $    91     109      940
  Trade accounts receivable, less
   allowance for doubtful accounts
   of $36, $47 and $75 at March 31,
   1996, March 31, 1997 and December
   31, 1997, respectively (note
   10)..............................    3,018   2,379    2,437
  Inventories (note 4)..............    5,111   3,676    3,995
  Due from affiliates (notes 9 and
   11)..............................      200     886       65
  Deferred income tax assets (note
   9)...............................      690     466      732
  Prepaid expenses and other current
   assets...........................       44     140       97
                                      -------  ------  -------
    Total current assets............    9,154   7,656    8,266
Property, plant and equipment, net
 (notes 5 and 13)...................    7,337   8,932    9,495
Other assets, net...................      280     389      525
                                      -------  ------  -------
                                      $16,771  16,977   18,286
                                      =======  ======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Short-term borrowings from
   affiliate under line of credit
   (note 11)........................    2,700   3,400    3,150
  Current portion of obligation
   under capital lease (note 13)....      --      145      185
  Trade accounts payable............    1,232   1,326      695
  Accrued compensation and
   benefits.........................    1,167   1,065      809
  Accrued expenses..................      174     325      606
  Due to affiliates (notes 9 and
   11)..............................    1,029     --       465
  Promissory Notes to be issued for
   dividend declared (Note 7):
   NSG Holding USA, Inc.............      --      --    10,000
   Other stockholders...............      --      --        50
                                      -------  ------  -------
    Total current liabilities.......    6,302   6,261   15,960
Long-term debt (note 6).............    5,000   5,000    5,000
Obligation under capital lease, net
 of current portion (note 13).......      --      133       52
Deferred income tax liabilities
 (note 9)...........................      502     853    1,040
                                      -------  ------  -------
    Total liabilities...............   11,804  12,247   22,052
                                      -------  ------  -------
Stockholders' equity (deficit)
 (notes 3 and 7):
  Preferred stock $.01 par value.
   Authorized 5,000,000 shares at
   December 31, 1997; no shares
   issued or outstanding--pro
   forma............................      --      --       --           --
  Common stock, no par value at
   March 31, 1996, $.01 par value at
   March 31, 1997 and December 31,
   1997. Authorized 42,400,000
   shares in 1996, 20,000,000 shares
   at March 31, 1997 and December
   31, 1997; issued and outstanding
   5,088,000 shares at March 31,
   1996 and 1997, and 5,113,200
   shares at December 31, 1997......   12,184      51       51          --
  Class A common stock, $.01 par
   value. Authorized 12,500,000
   shares; 25,200 shares issued and
   outstanding--pro forma...........      --      --       --           --
  Class B common stock, $.01 par
   value. Authorized 7,500,000
   shares; 5,088,000 shares issued
   and outstanding--pro forma.......      --      --       --            51
  Additional paid-in capital........      --   12,185   12,185       12,185
  Accumulated deficit...............   (7,217) (7,506) (16,002)     (16,002)
                                      -------  ------  -------      -------
    Total stockholders' equity
     (deficit)......................    4,967   4,730   (3,766)      (3,766)
  Commitments (note 13)
                                      -------  ------  -------      -------
                                      $16,771  16,977   18,286       18,286
                                      =======  ======  =======      =======

          See accompanying notes to consolidated financial statements.

                          EPITAXX, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE-MONTH
                                                               PERIOD ENDED
                                  YEAR ENDED MAR. 31       --------------------
                                -------------------------   DEC. 28,   DEC. 31,
                                 1995     1996     1997       1996       1997
                                -------  -------  -------  ----------- --------
                                                           (UNAUDITED)
  Revenue...................... $13,832   17,845   18,700     13,646    17,228
  Revenue--Affiliate (Note
   11).........................   1,790    1,917    2,509      1,841     1,120
                                -------  -------  -------    -------   -------
    Total revenue (Note 10)....  15,622   19,762   21,209     15,487    18,348
  Cost of revenue..............   9,948   10,876   13,978     10,241    10,720
                                -------  -------  -------    -------   -------
      Gross profit.............   5,674    8,886    7,231      5,246     7,628
                                -------  -------  -------    -------   -------
Operating expenses:
  Research and development
   expense.....................   1,513    2,082    2,541      1,982     2,158
  Selling, general and
   administrative expense......   2,705    3,555    3,187      2,262     2,794
                                -------  -------  -------    -------   -------
                                  4,218    5,637    5,728      4,244     4,952
                                -------  -------  -------    -------   -------
      Income from operations...   1,456    3,249    1,503      1,002     2,676
                                -------  -------  -------    -------   -------
Other income (expense):
  Interest income..............       1       12       31         24        20
  Interest expense (Note 6)....    (429)    (276)    (279)      (220)     (197)
  Interest expense--Affiliate
   (Note 11)...................     (19)    (178)    (207)      (164)     (180)
  Other........................     --       (16)      (1)       --        --
                                -------  -------  -------    -------   -------
                                   (447)    (458)    (456)      (360)     (357)
                                -------  -------  -------    -------   -------
      Income before income tax
       expense (benefit).......   1,009    2,791    1,047        642     2,319
Income tax expense (benefit)
 (note 9)......................    (460)     936      409        250       765
                                -------  -------  -------    -------   -------
      Net income............... $ 1,469    1,855      638        392     1,554
                                =======  =======  =======    =======   =======
Pro forma net income per share
 (note 3):
  Basic........................                   $  0.10              $  0.25
  Diluted......................                      0.10                 0.25
                                                  =======              =======

          See accompanying notes to consolidated financial statements.

                          EPITAXX, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         TOTAL
                                                       ADDI-            STOCK-
                                     COMMON STOCK     TIONAL  ACCUMU-  HOLDERS'
                                  ------------------  PAID-IN  LATED    EQUITY
                                   SHARES    AMOUNT   CAPITAL DEFICIT  (DEFICIT)
                                  --------- --------  ------- -------  ---------
Balance at March 31, 1994.......  5,088,000 $ 12,184     --   (10,041)    2,143
Net income......................        --       --      --     1,469     1,469
                                  --------- --------  ------  -------   -------
Balance at March 31, 1995.......  5,088,000   12,184     --    (8,572)    3,612
Dividends paid..................        --       --      --      (500)     (500)
Net income......................        --       --      --     1,855     1,855
                                  --------- --------  ------  -------   -------
Balance at March 31, 1996.......  5,088,000   12,184     --    (7,217)    4,967
Change in par value per share
 from no par value to $.01 per
 share (note 7).................        --   (12,133) 12,133      --        --
Shares issuable under restricted
 stock agreement (note 7).......        --       --       52      --         52
Dividends paid..................        --       --      --      (927)     (927)
Net income......................        --       --      --       638       638
                                  --------- --------  ------  -------   -------
Balance at March 31, 1997.......  5,088,000       51  12,185   (7,506)    4,730
Issuance of restricted shares...     25,200      --      --       --        --
Net income......................        --       --      --     1,554     1,554
Dividends declared (note 7).....        --       --      --   (10,050)  (10,050)
                                  --------- --------  ------  -------   -------
Balance at December 31, 1997....  5,113,200 $     51  12,185  (16,002)   (3,766)
                                  ========= ========  ======  =======   =======


          See accompanying notes to consolidated financial statements.

                         EPITAXX, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE-MONTH
                                   YEAR ENDED MAR. 31,         PERIOD ENDED
                                   ----------------------  --------------------
                                                            DEC. 28,   DEC. 31,
                                    1995    1996    1997      1996       1997
                                   ------  ------  ------  ----------- --------
                                                           (UNAUDITED)
Cash flows from operating
 activities:
  Net income...................... $1,469   1,855     638       392      1,554
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation..................    801     904   1,101       738        986
    Provision for bad debt
     expense......................    --        4      11        11         28
    Loss on disposal of property,
     plant and equipment..........    --      --      --        --          14
    Deferred income tax expense
     (benefit)....................    --     (188)    575       --         (79)
    Compensation expense related
     to restricted stock
     agreement....................    --      --       52        52        --
    Changes in operating assets
     and liabilities:
      Trade accounts receivable...   (163)   (963)    628       824        (86)
      Inventories.................   (141) (2,005)  1,435     1,346       (319)
      Prepaid expenses and other
       current assets.............    (31)    (12)    (96)       (9)        43
      Due from affiliates.........   (652)    738    (686)     (115)       821
      Other assets................     10     (37)   (109)      (52)      (136)
      Trade accounts payable......    368     169      94      (875)      (631)
      Accrued compensation and
       benefits...................   (498)    406    (102)      607       (256)
      Accrued expenses............      1     103     151       118        281
      Due to affiliates...........    (11)    969  (1,029)     (811)       465
                                   ------  ------  ------    ------     ------
      Net cash provided by
       operating activities ......  1,153   1,943   2,663     2,226      2,685
                                   ------  ------  ------    ------     ------
Cash flows from investing
 activities--capital
 expenditures.....................   (908) (2,061) (2,418)   (1,719)    (1,479)
                                   ------  ------  ------    ------     ------
Cash flows from financing
 activities:
  Borrowings under line of
   credit.........................    --    1,350     --        --         --
  Repayments under line of
   credit.........................   (200) (3,950)    --        --         --
  Proceeds from borrowings from
   affiliate......................    750   3,950   2,552     2,253        750
  Payments on borrowings from
   affiliate......................   (750)   (700) (1,852)   (1,101)    (1,000)
  Repayment of obligation under
   capital leases.................    --      --      --        --        (125)
  Dividends paid to parent........    --     (500)   (927)     (927)       --
                                   ------  ------  ------    ------     ------
      Net cash (used in) provided
       by financing activities....   (200)    150    (227)      225       (375)
                                   ------  ------  ------    ------     ------
      Net increase in cash........     45      32      18       732        831
Cash at beginning of period.......     14      59      91        91        109
                                   ------  ------  ------    ------     ------
Cash at end of period............. $   59      91     109       823        940
                                   ======  ======  ======    ======     ======
Supplemental disclosure of cash
 flow information--cash paid
 during the year for:
   Interest....................... $  448     454     514       302        267
   Income taxes...................    --       20   1,454       120        395
                                   ------  ------  ------    ------     ------
Noncash information disclosure--
 net present value of capital
 lease obligation incurred in
 connection with lease of computer
 hardware and software............ $  --      --      277       --          84
                                   ======  ======  ======    ======     ======

In December 1997, the Company declared a cash dividend of $10,050 to stockholders of record on December 11, 1997. The dividend payable will be evidenced by promissory notes payable (Note 7).

         See accompanying notes to consolidated financial statements.

                          EPITAXX, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1996 AND 1997, AND DECEMBER 31, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) DESCRIPTION OF COMPANY BUSINESS

  EPITAXX, Inc. and Subsidiary (the "Company") designs, manufactures and markets semiconductor optical detectors and receivers for fiber optics communications. The Company's products are integral to the development and implementation of fiber optic systems for applications such as high capacity long-haul terrestrial and undersea transmission; digital local loop and access networks; multi-channel cable television ("CATV") distribution; high speed computer networking and test and measurement equipment.

  NSG Holding USA, Inc. ("NSG Holding" or the "Parent"), a wholly-owned subsidiary of Nippon Sheet Glass Co., Ltd. ("NSG"), owns 99.51% of the outstanding shares of the Company's capital stock.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of EPITAXX, Inc. and its wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

 Revenue

  Revenue is recognized upon product shipment, passage of title and when all significant obligations of the Company have been fully satisfied.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for returns, bad debts, and obsolete inventories. Actual results could differ from those estimates.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

  Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 30 years. Equipment under capital leases is amortized straight line over the shorter of the lease term or estimated useful life of the asset.

 Research and Development

  Research and development costs are expensed as incurred.

                         EPITAXX, INC. AND SUBSIDIARY

 Income Taxes

  Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  During 1995, NSG Holding and the Company entered into a tax sharing agreement pursuant to which the Company's results of operations are included in the consolidated federal income tax return of NSG Holding. Under the terms of the agreement, the Company provides for federal income taxes as if it were a stand-alone taxpayer; any income tax benefits derived from net operating losses and tax credits generated by the Company but utilized by NSG Holding in its consolidated return are allocated to the Company.

 Risks and Uncertainties

  The Company relies exclusively on its own production capability in wafer processing, chip fabrication device packaging, final assembly and testing of products. Because the Company manufactures, packages and tests these components at its own facility and because the Company only has a single facility, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise would have a material adverse effect on the Company's business and financial condition. Other factors may also cause the Company's results to differ from historic levels. Some of the more significant factors include the prolonged interruption in supply of one or more key materials, the emergence of new technologies in the fiber optics communications industry and the introduction by competitors of new products.

 Fair Value of Financial Instruments

  The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash, trade accounts receivable, other current assets, accounts payable and accrued expenses and debt obligations approximates their recorded values.

 Stock-Based Compensation

  Stock-based compensation is recognized using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stocks Issued to Employees" ("APB 25"), and related interpretations. For disclosure purposes, pro forma net income and pro forma net income per share data included in note 8 are provided in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as if the fair-value-based method had been applied.

 Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of

  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                         EPITAXX, INC. AND SUBSIDIARY

 Impact of Recent Accounting Standards

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131").

  SFAS 130 establishes standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS 130 and 131 are effective for fiscal 1999. Adoption of these standards is expected to result in additional disclosures, but will not have an effect on the Company's financial position or results of operations.

 Interim Results (Unaudited)

  The accompanying consolidated statements of income and cash flows for the nine-month period ended December 28, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for such nine-month period.

(3) PRO FORMA INFORMATION

 General

  In December 1997, the Company's Board of Directors authorized the filing of a Registration Statement on Form S-1 in connection with a planned initial public offering (the "Offering") of the Company's common stock. In connection with the Offering, the Board of Directors and shareholders approved a recapitalization providing for a restatement upon filing of the Company's Restated Certificate of Incorporation to increase the total number of shares of all classes of share capital, which the Company shall be authorized to issue to 25,000,000 shares, consisting of 12,500,000 shares of Class A common stock, par value $.01 per share, 7,500,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

  Pursuant to the Restated Certificate of Incorporation, each share of the Company's currently issued and outstanding common stock at the effective date, except for shares of common stock held by NSG Holding, will be converted into Class A common stock on a one-for-one basis. Each share of common stock held by NSG Holding will be converted into Class B common stock on a one-for-one basis. The rights, preferences and privileges of Class A and Class B common stock are identical in all respects except for voting rights. Each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to three votes for each share of Class A common stock into which the Class B common stock is convertible. The Class B common stock is convertible into Class A common stock on a share-for-share basis, subject to adjustment for stock dividends, stock splits, subdivisions or combinations.

  Upon completion of the Offering of Class A common stock, NSG Holding will own no shares of Class A common stock and all of the 5,088,000 outstanding shares of Class B common stock.

  As further discussed in note 7, the Company plans to use $10,050 of the net proceeds from the Offering to pay the $10,050 dividend declared to stockholders of record on December 11, 1997.

                         EPITAXX, INC. AND SUBSIDIARY

  The accompanying consolidated financial statements include unaudited pro forma stockholders' equity information which gives effect to these events as further explained below:

    (a) The authorization to issue 25,000,000 shares, consisting of 12,500,000 shares of Class A common stock, par value $.01 per share, 7,500,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

    (b) The conversion of 5,113,200 shares of currently issued and outstanding common stock, par value $.01 per share to 25,200 and 5,088,000 shares of Class A common stock, par value $.01 and Class B common stock, par value $.01, respectively.

 Pro Forma Net Income Per Share

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Accordingly, the accompanying pro forma net income per share information has been calculated and presented in accordance with the provisions of SFAS 128 and as further prescribed by the relevant Staff Accounting Bulletins of the Securities and Exchange Commission.

  Pro forma Basic net income per share was calculated by dividing net income by the weighted average number of common shares outstanding during the period assuming the shares of restricted stock were outstanding from April 1, 1996. The weighted average number of common shares was further adjusted to include the number of shares that would be required to be sold to fund the $10,050 dividend to NSG Holding and other shareholders (using an estimated initial public offering price of $10.00 per share).

  Pro forma Diluted net income per share was calculated in a manner consistent with pro forma Basic net income per share except that the weighted average number of common shares outstanding also includes the dilutive effect of stock options outstanding (using the treasury stock method and an estimated initial public offering price of $10.00 per share).

  Net Income per share information for periods prior to fiscal 1997 have not been presented as the Company was a subsidiary of NSG Holdings.

  The following presents a reconciliation of the numerator and denominator used in computing pro forma Basic and Diluted net income per share:

                                                    YEAR ENDED MAR. 31,1997
                                                --------------------------------
                                                                           PER
                                                  INCOME       SHARES     SHARE
                                                (NUMERATOR) (DENOMINATOR) AMOUNT
                                                ----------- ------------- ------
   Pro forma Basic net income per share:
     Net income and weighted average common
      shares outstanding......................     $638       5,113,200
     Additional shares assumed issued to fund
      dividend................................      --        1,005,000
                                                   ----       ---------   -----
                                                    638       6,118,200   $0.10
   Effect of dilutive securities--stock
    options...................................      --          132,000     --
                                                   ----       ---------   -----
   Pro forma Diluted net income per share--net
    income, weighted average common shares
    outstanding and assumed share issuance and
    conversions...............................     $638       6,250,200   $0.10
                                                   ====       =========   =====

                          EPITAXX, INC. AND SUBSIDIARY

                                                       NINE-MONTH PERIOD
                                                       ENDED DEC. 31,1997
                                                --------------------------------
                                                                           PER
                                                  INCOME       SHARES     SHARE
                                                (NUMERATOR) (DENOMINATOR) AMOUNT
                                                ----------- ------------- ------
   Pro forma Basic net income per share:
     Net income and weighted average common
      shares outstanding......................    $1,554      5,113,200
     Additional shares assumed issued to fund
      dividend................................       --       1,005,000
                                                  ------      ---------   -----
                                                   1,554      6,118,200   $0.25
   Effect of dilutive securities--stock
    options...................................       --         119,000     --
                                                  ------      ---------   -----
   Pro forma Diluted net income per share--net
    income, weighted average common shares
    outstanding and assumed share issuance and
    conversions...............................    $1,554      6,237,200   $0.25
                                                  ======      =========   =====

(4) INVENTORIES

  Inventories consist of the following:

                                                             MAR. 31
                                                           ------------ DEC. 31,
                                                            1996  1997    1997
                                                           ------ ----- --------
   Raw materials.......................................... $1,424 1,380  1,556
   Work-in-process........................................  3,244 1,869  2,219
   Finished goods.........................................    443   427    220
                                                           ------ -----  -----
                                                           $5,111 3,676  3,995
                                                           ====== =====  =====

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, including equipment under capital leases, consists of the following:

                                                            MAR. 31
                                                         -------------- DEC. 31,
                                                          1996    1997    1997
                                                         ------- ------ --------
   Land................................................. $   422    422     422
   Building and building improvements...................   3,329  3,961   4,026
   Machinery and equipment..............................   7,048  9,943  11,146
   Furniture and fixtures...............................     146    149     163
   Construction in progress.............................     834    --      254
                                                         ------- ------  ------
                                                          11,779 14,475  16,011
   Less accumulated depreciation........................   4,442  5,543   6,516
                                                         ------- ------  ------
                                                         $ 7,337  8,932   9,495
                                                         ======= ======  ======

(6) LONG-TERM DEBT

  The Company has a loan agreement with the New Jersey Economic Development Authority (the Authority) for $5,000, financed by the issuance of Economic Development Revenue Bonds (the Revenue Bonds) by the Authority. Proceeds from this borrowing were used to acquire and refurbish the current manufacturing and administrative facility for the Company. The Revenue Bonds, which are secured by a letter of credit in the

                         EPITAXX, INC. AND SUBSIDIARY
amount of $5,250 issued by the Company and guaranteed by NSG, mature on August 1, 2016. The loan agreement provides for quarterly interest payments at the "TENR" rate, as defined, plus 1/4% (actual interest rate was 3.87% at December 31, 1997) and allows for the redemption of the bonds prior to the scheduled maturity date under certain circumstances, as defined in the bond indenture. The bond indenture also provides for the conversion of the interest rate on the bonds into a fixed interest rate, as defined, under certain circumstances.

(7) COMMON STOCK

  In connection with the Offering of the Company's common stock, the Company effected a stock split of its common stock in the form of a stock dividend in the amount of 1.2 shares for every one share outstanding in December 1997. The Company also effected a 42,400-for-1 stock split of its common stock and increased the number of authorized shares of common stock from 1,000 shares, with no par value, to 20,000,000 shares, par value $.01 in December 1996. All share and per share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect the effects of the stock splits.

  In December 1997, the Company declared a cash dividend of $10,050 to the stockholders of record on December 11, 1997, of which $10,000 is payable to NSG Holding. The dividend is evidenced by promissory notes to be issued in February 1998, which will bear interest at a rate of 6.02% per annum, payable semiannually. The principal amount of such promissory notes is payable on the earlier of : (i) the date the Company's total consolidated stockholders' equity first equals or exceeds $15,000, or (ii) February 9, 2001, provided that on such date the Company's total consolidated stockholders' equity equals or exceeds $15,000.

  In December 1996, the Company's Board of Directors authorized the issuance and sale of 25,200 shares of the Company's common stock to three officers of the Company at a purchase price of $.01 per share under restricted stock agreements with each officer. Vesting under the agreements is immediate. The shares were issued on April 1, 1997 and are subject to a repurchase option in favor of the Company at a price per share of $2.08 for a specified period during which they are also restricted as to sale and transfer. The Company recognized approximately $52 of compensation expense in the year ended March 31, 1997 in connection with these restricted stock agreements.

(8) STOCK OPTIONS

  Pursuant to the Company's Amended and Restated 1996 Employee, Director, and Consultant Stock Option Plan (the "Plan"), the Company's Board of Directors may grant incentive and nonqualified stock options to key employees, directors, and certain consultants, of the Company. The Plan authorizes grants of options to purchase up to 574,800 shares of authorized but unissued common stock.

  Options granted under the Plan are set forth in an option agreement with each participant. The terms of each option agreement may vary at the discretion of the Board of Directors and shares issued upon exercise of the options may be restricted as to transferability. Options granted during the year ended March 31, 1997 had an exercise price equal to the fair market value (as determined by an independent appraisal) of the underlying common stock at the date of grant, are generally exercisable 39 months from their date of grant and have a term not exceeding 10 years. During the nine-month period ended December 31, 1997, 15,000 options were granted to certain directors at exercise prices to be equal to the initial public offering price (estimated at $10.00 per share) of the Company's Class A common stock. Such options are exercisable in three annual installments and have a term of 10 years.

                          EPITAXX, INC. AND SUBSIDIARY

  Stock option activity during the periods indicated is as follows:

                                                               NINE-MONTH
                                             YEAR ENDED       PERIOD ENDED
                                            MAR. 31, 1997     DEC. 31, 1997
                                          ----------------- ------------------
                                                  WEIGHTED-          WEIGHTED-
                                                   AVERAGE            AVERAGE
                                                  EXERCISE           EXERCISE
                                          SHARES    PRICE   SHARES     PRICE
                                          ------- --------- -------  ---------
   Outstanding at beginning of period:        --    $ --    175,200   $ 3.33
     Granted............................. 175,200    3.33    15,000    10.00
     Exercised...........................     --      --        --       --
     Canceled............................     --      --    (19,128)    3.33
                                          -------   -----   -------   ------
   Outstanding at end of period.......... 175,200   $3.33   171,072   $ 3.92
                                          =======   =====   =======   ======

  At December 31, 1997, there were 403,728 additional shares available for grant under the Plan. All outstanding options were nonqualified options.

  The per share weighted-average fair value of stock options granted during the year ended March 31, 1997 and the nine-month period ended December 31, 1997 was $1.23 and $4.55, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the year ended March 31, 1997 and the nine-month period ended December 31, 1997: risk free rate of 6.07%; expected option life of 10 years; and no dividend yield.

  The Company applies APB 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                          NINE-
                                                                          MONTH
                                                                  YEAR   PERIOD
                                                                 ENDED    ENDED
                                                                MAR. 31, DEC.31,
                                                                  1997    1997
                                                                -------- -------
   Net income:
     As reported...............................................  $ 638    1,554
     Pro forma.................................................    627    1,499
                                                                 =====    =====
   Net income per share:
     Basic:
       Pro forma net income per share, as reported.............  $0.10     0.25
       Supplemental pro forma net income per share.............   0.10     0.25
     Diluted:
       Pro forma net income per share, as reported.............   0.10     0.25
       Supplemental pro forma net income per share.............   0.10     0.24
                                                                 =====    =====

  At March 31, 1997 and December 31, 1997, the weighted average remaining contractual life of outstanding options was 9 and 9.1 years, respectively. At December 31, 1997, no options were exercisable.

                         EPITAXX, INC. AND SUBSIDIARY

(9) INCOME TAXES

  Income tax expense (benefit) attributable to income from operations consists of the following:

                                                                          NINE-
                                                                          MONTH
                                                                          PERIOD
                                                   YEAR ENDED MAR. 31     ENDED
                                                   ---------------------- DEC.31
                                                    1995    1996   1997    1997
                                                   ------  ------  ------ ------
   Current:
     Federal...................................... $ (460)  1,025   (166)  788
     State........................................    --       99    --     56
                                                   ------  ------  -----   ---
                                                     (460)  1,124   (166)  844
                                                   ------  ------  -----   ---
   Deferred:
     Federal......................................    --     (104)   585   (62)
     State........................................    --      (84)   (10)  (17)
                                                   ------  ------  -----   ---
                                                      --     (188)   575   (79)
                                                   ------  ------  -----   ---
       Total income tax expense (benefit)......... $ (460)    936    409   765
                                                   ======  ======  =====   ===

  The actual income tax expense (benefit) differs from the expected income tax expense (computed by applying the U.S. corporate income tax rate of 34% to income before income tax expense) as follows:

                                                                            NINE-
                                                                            MONTH
                                                                            PERIOD
                                                   YEAR ENDED MAR. 31       ENDED
                                                   -----------------------  DEC.31
                                                    1995    1996    1997     1997
                                                   -------  ------  ------  ------
   Computed "expected" federal income tax ex-
    pense........................................  $   343    949     356    788
   State income taxes (benefit), net of federal
    benefit......................................      --      10      (7)    26
   Change in beginning-of-the-year balance of the
    federal valuation allowance for deferred tax
    assets allocated to income tax expense.......     (774)   --      --     --
   Research and experimentation credit...........      (65)   (33)    (78)   (89)
   Other, net (including adjustment related to
    prior year amounts in fiscal 1997)..............    36     10     138     40
                                                   -------  -----   -----    ---
                                                   $  (460)   936     409    765
                                                   =======  =====   =====    ===

                         EPITAXX, INC. AND SUBSIDIARY

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                             MAR. 31
                                                            ---------  DEC. 31,
                                                            1996 1997    1997
                                                            ---- ----  --------
   Deferred tax assets:
     Accounts receivable, principally due to allowance for
      doubtful accounts.................................... $ 14   18      28
     Inventories, principally due to additional costs
      inventoried for tax purposes pursuant to the Tax
      Reform Act of 1986 and reserves for obsolescence.....  455  393     541
     Compensated absences, principally due to accrual for
      financial reporting purposes.........................   39   55      55
     Management incentives, principally due to accrual for
      financial reporting purposes.........................  137  --      108
     Tax credit carryforwards..............................   48  126     136
     Other.................................................   27    7      23
                                                            ---- ----   -----
       Total gross deferred tax assets.....................  720  599     891
   Deferred tax liabilities--plant and equipment,
    principally due to differences in depreciation.........  532  986   1,199
                                                            ---- ----   -----
       Net deferred tax asset (liability).................. $188 (387)   (308)
                                                            ==== ====   =====

  There is no valuation allowance for deferred tax assets at March 31, 1996 and 1997, and December 31, 1997; the net change in the total valuation allowance for the year ended March 31, 1996 was a decrease of $81. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

  The Company's results of operations are included in the consolidated federal income tax return filed by the Parent under a tax sharing agreement with the Parent. At March 31, 1996 and 1997, and December 31, 1997, amounts due (to) from the Parent under this agreement amounted to $(1,026), $429 and $(405), respectively.

  At December 31, 1997, the Company has a research and experimentation tax credit carryforward for state income tax purposes of approximately $136 which is available to reduce future state income taxes, if any, through 2005.

(10) GEOGRAPHIC INFORMATION, BUSINESS AND CREDIT CONCENTRATIONS

  The Company operates in a single industry segment: the design, manufacture, and marketing of semiconductor optical detectors (see note 1). The Company has one manufacturing facility located in the United States. Certain materials necessary for the manufacture of the Company's products are obtained from a sole supplier or a small group of suppliers. In particular, the Company currently obtains a key material, the epitaxial

                         EPITAXX, INC. AND SUBSIDIARY
wafers of InGaAs used to manufacture the Company's products from one primary vendor. Although the Company has identified and qualified several alternative sources for the epitaxial wafers and other materials currently obtained from single sources, there can be no assurance that such materials could be made available at competitive prices, at acceptable reliability standards or in a timely fashion to respond to customer needs. Interrupted or delayed supplies of key materials could have a material adverse effect on the Company's business, financial condition and operating results.

  Revenues from one customer were 12.0% and 12.8% of total net revenues during the years ended March 31, 1995 and 1996, respectively, and revenues from another customer were 11.0% of total net revenues during the year ended March 31, 1995.

  Additionally, 10% of the Company's accounts receivable was due from such customer at March 31, 1996.

  Revenue by geographic area is summarized as follows:

                                                                       NINE-
                                                                       MONTH
                                                                       PERIOD
                                                 YEAR ENDED MAR. 31    ENDED
                                                --------------------- DEC. 31,
                                                 1995    1996   1997    1997
                                                ------- ------ ------ --------
   North America............................... $ 7,120  7,788 10,921   9,256
   Europe......................................   6,174  8,786  4,420   6,678
   Asia and other (including revenue from an
    affiliate).................................   2,328  3,188  5,868   2,414
                                                ------- ------ ------  ------
                                                $15,622 19,762 21,209  18,348
                                                ======= ====== ======  ======

  The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which is unsecured. The Company estimates an allowance for doubtful accounts based upon the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimates of bad debts.

(11) RELATED PARTY TRANSACTIONS

  Effective April 1997, the Company and NSG entered into a number of agreements for the purpose of defining their ongoing relationship. Pursuant to a Master Cooperation Agreement (the Master Agreement), NSG agreed to continue to cooperate with the Company to pursue effective business development and synergy of the Company's business and NSG's fiber optics related business. Pursuant to the Master Agreement, the Company also entered into a Management Services Agreement (Services Agreement), a Research and Development Agreement (R & D Agreement) and a Distribution Agreement with NSG. Prior to the formalization of the Master Agreement and related agreements, such services were provided between the Company and NSG on an informal basis.

  The Services Agreement requires NSG to continue to provide management services, including personnel, banking and credit services, productivity improvement advice, and assistance in the development of relationships in Asia and Europe. Fees payable under the Services Agreement range from 1/2% to 1% of net sales (as defined). Pursuant to the R & D Agreement, NSG has agreed to provide the Company with certain research and development services to enhance the development of its technology.

  Fees charged by NSG under the Service Agreement and the R & D Agreement during the nine-month period ended December 31, 1997 were $91 and $75, respectively.

                         EPITAXX, INC. AND SUBSIDIARY

  The Master Agreement, Services Agreement and R & D Agreement terminate on March 31, 2000, at which time they will be renewed automatically for successive three-year periods unless terminated by either party at least 30 days prior to the end of their then-current term.

  In addition, the Company entered into a Distribution Agreement with NSG pursuant to which NSG acts as the exclusive distributor of all of the Company's products in Japan. The Distribution Agreement may be terminated by agreement between the parties or by either party if NSG ceases to own at least 30% of the capital stock of the Company.

  The Company also has a tax sharing agreement pursuant to which the Company's results of operations are included in the consolidated federal income tax return of NSG Holding (see note 9).

  Purchases and other charges from affiliates were $345, $353 and $191 in the years ended March 31, 1995, 1996 and 1997, respectively, and $70 in the nine-month period ended December 31, 1997.

  The Company has a $6,000 line of credit with NSG Holding to meet working capital requirements and to fund certain capital expenditures. The amount and length of borrowings are negotiable and bear interest at LIBOR plus .25% (6.19% at December 31, 1997). On January 15, 1998, the maturity date of the facility was extended through March 31, 1999. Borrowings outstanding under this facility aggregated $2,700 as of March 31, 1996, $3,400 as of March 31, 1997 and $3,150 as of December 31, 1997. The weighted average interest rate on short-term borrowings was 6.1%, 5.8% and 6.09% as of March 31, 1996 and 1997 and December 31, 1997, respectively.

(12) EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) and profit sharing plan covering substantially all of its employees. Under the plan, employees may elect to contribute a portion of their compensation to the 401(k) plan, subject to certain limitations. Company-matching contributions are made on a discretionary basis subject to a guaranteed minimum. Pension costs incurred under the 401(k) plan were $73, $93, $84 and $185 in the years ended March 31, 1995, 1996 and 1997 and the nine-month period ended December 31, 1997, respectively.

(13) COMMITMENTS

  The Company is obligated under capital lease arrangements that expire in 1999 for certain computer hardware and software equipment. At December 31, 1997, the gross amount of computer hardware and software equipment and related accumulated amortization recorded under capital leases is as follows:

   Computer equipment................................................. $367,290
     Less accumulated amortization....................................   25,487
                                                                       --------
                                                                       $341,803
                                                                       ========

  The Company also leases certain equipment and machinery under various capital and operating leases. Rent expense charged to operations under such lease agreements aggregated approximately $148, $209, $217 and $60 in the years ended March 31, 1995, 1996 and 1997 and the nine-month period ended December 31, 1997, respectively.

                         EPITAXX, INC. AND SUBSIDIARY

  Approximate future minimum rental payments required for all noncancellable operating leases and future minimum capital lease payments as of December 31, 1997 are as follows:

                                                              CAPITAL OPERATING
                                                              LEASES   LEASES
                                                              ------- ---------
   Year ending March 31:
     1998...................................................   $ 47       17
     1999...................................................    177       37
     2000...................................................     18       16
                                                               ----      ---
       Total minimum lease payments.........................    242      $70
                                                                         ===
     Less amount representing interest (at 3% per annum)....      5
                                                               ----
       Present value of net minimum capital lease payments..    237
     Less current installments of obligation under capital
      leases................................................    185
                                                               ----
       Obligation under capital leases excluding current
        installments........................................   $ 52
                                                               ====

  The Company has entered into employment contracts with several officers of the Company. Such contracts extend through March 2000 with terms for automatic renewal for consecutive three-year periods. Compensation accrues to the officers over the term of the contract as the respective services are provided. Amounts charged to operations under the aforementioned contracts aggregated approximately $360, $588 and $579 in the years ended March 31, 1995, 1996 and 1997, respectively, and $539 in the nine-month period ended December 31, 1997.

  The Company also has management incentive compensation arrangements available to certain key employees. Under such arrangements, eligible employees earn additional compensation based upon the Company attaining certain annual and multiyear performance objectives, as defined. Amounts charged to operations under such management incentive compensation arrangements aggregated approximately $337, $660 and $250 in the years ended March 31, 1995, 1996 and 1997, respectively, and $326 in the nine-month period ended December 31, 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  24
Management...............................................................  33
Principal Stockholders...................................................  39
Relationship Between the Company and NSG.................................  40
Description of Capital Stock.............................................  43
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  47
Legal Matters............................................................  48
Experts..................................................................  48
Additional Information...................................................  48
Index To Consolidated Financial Statements............................... F-1

                              -------------------

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK REGISTERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PRO-SPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,150,000 SHARES

                                    [LOGO]

                                 EPITAXX, INC.

                             CLASS A COMMON STOCK

                              -------------------
                                  PROSPECTUS
                              -------------------

                                COWEN & COMPANY

                               CIBC OPPENHEIMER

                               DAIWA SECURITIES
                                 AMERICA INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Class A Common Stock being registered. Except for the Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee, the amounts listed below are estimates.

   Commission Registration Fee.......................................... $
   NASD Filing Fee......................................................
   Nasdaq National Market Listing Fee...................................
   Printing and Engraving Expenses......................................
   Legal Fees and Expenses..............................................
   Accounting Fees and Expenses.........................................
   Blue Sky Fees and Expenses...........................................
   Transfer Agent and Registrar Fees and Expenses.......................
   Miscellaneous Expenses...............................................
                                                                         -----
     TOTAL.............................................................. $[   ]
                                                                         =====

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The General Corporation Law of the State of Delaware and the Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.3 and 3.5 hereto, respectively.

  Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities that were not registered under the Securities Act:

    1. On January 21, 1997, pursuant to Restricted Stock Agreements, the Registrant sold 8,400 shares of its Common Stock, par value $.01 per share, to each of Noboru Hiraguri, Yves Dzialowski and James D. Coleman for an aggregate purchase price of $210. In the foregoing instance, the Registrant relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act, since no public offering was involved.

    2. The Registrant's Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan (the "Stock Option Plan"), was adopted by the Registrant in December 1996. As of December 31, 1997, options to purchase 171,072 shares of Common Stock were outstanding under the Stock Option Plan. In the foregoing instance, the Registrant relied on Rule 701 promulgated under the Securities Act for the exemption from the registration requirements of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  (1.1)* Form of Underwriting Agreement
  (3.1)  Restated Certificate of Incorporation of the Registrant
  (3.2)  Amended and Restated Bylaws of the Registrant
  (4.1)  Article Fourth of the Restated Certificate of Incorporation of
         Registrant (see Exhibit 3.1)
  (4.2)* Form of Class A Common Stock Certificate
  (5.1)* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered
 (10.1)  Distribution Agreement, dated as of April 1, 1997, between the
         Registrant and Nippon Sheet Glass Co., Ltd.
 (10.2)  Management Services Agreement, dated as of April 1, 1997, between the
         Registrant and Nippon Street Glass Co., Ltd.
 (10.3)  Master Cooperation Agreement, dated as of April 1, 1997, between the
         Registrant and Nippon Sheet Glass Co., Ltd.
 (10.4)  Research and Development Agreement, dated as of April 1, 1997, between the Registrant and Nippon Sheet Glass Co., Ltd.
 (10.5)  Amended and Restated 1996 Employee, Director and Consultant Stock
         Option Plan
 (10.6)  Tax Sharing Agreement, dated as of April 1, 1993, between the
         Registrant and Nippon Sheet Glass Co., Ltd.
 (10.7)  Agreement for Line of Credit, dated as of January 15, 1998 to become effective on May 31, 1998, between the Registrant and Nippon Sheet
         Glass Co., Ltd.
 (10.8)  Loan Agreement, dated as of August 15, 1991, between the Registrant and the New Jersey Economic Development Authority
 (10.9)  Form of Promissory Note dated as of February 9, 1998, from the
         Registrant to certain stockholders of the Registrant
 (23.1)  Independent Auditors' Report and Consent of KPMG Peat Marwick LLP
 (23.2)* Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (included in Exhibit 5.1)
 (24.1)  Power of Attorney (see signature page, II-5)
 (27.1)  Financial Data Schedule

--------
* To be filed by amendment

  (B) FINANCIAL STATEMENT SCHEDULES:

    Schedule II-Valuation and Qualifying Accounts

                                                                    SCHEDULE II

                         EPITAXX, INC. AND SUBSIDIARY

                       VALUATION AND QUALIFYING ACCOUNTS
                    NINE MONTHS ENDED DECEMBER 31, 1997 AND
                  YEARS ENDED MARCH 31, 1997, 1996, AND 1995

                            (DOLLARS IN THOUSANDS)

                                             ADDITIONS
                                      -----------------------
                                                   CHARGED TO
                          BALANCE AT    CHARGED      OTHER
                         BEGINNING OF TO COSTS AND ACCOUNTS-  DEDUCTIONS-  BALANCE AT
     DESCRIPTION            PERIOD      EXPENSES    DESCRIBE   DESCRIBE   END OF PERIOD
     -----------         ------------ ------------ ---------- ----------- -------------
Allowance for doubtful
 accounts:
 Period ending:
  December 31, 1997.....     $ 47         $ 28        --           --         $ 75
  March 31, 1997........       36           11        --           --           47
  March 31, 1996........       32            4        --           --           36
  March 31, 1995........       32          --         --           --           32
Inventory--reserves for
 obsolescence:
 Period ending:
  December 31, 1997.....     $476         $455        --           --         $931
  March 31, 1997........      702          --         --          (226)        476
  March 31, 1996........      200          502        --           --          702
  March 31, 1995........      200          --         --           --          200
Warranty reserve:
 Period ending:
  December 31, 1997.....     $185          --         --         $ (52)       $133
  March 31, 1997........      141           44        --           --          185
  March 31, 1996........      117           24        --           --          141
  March 31, 1995........       95           22        --           --          117

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST TRENTON, NEW JERSEY ON THIS 23RD DAY OF JANUARY, 1998.


                                          EPITAXX, INC.
                                          (Registrant)

                                                    /s/ Noboru Hiraguri
                                          By: _________________________________
                                                      NOBORU HIRAGURI
                                             CHIEF EXECUTIVE OFFICER AND VICE
                                                         CHAIRMAN

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS NOBORU HIRAGURI, YVES DZIALOWSKI AND JAMES D. COLEMAN AND EACH OF THEM (WITH FULL POWER TO EACH OF THEM TO ACT ALONE), HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION IN EACH OF THEM FOR HIM AND IN HIS NAME, PLACE AND STEAD, AND IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT (OR ANY OTHER REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULL TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE

         /s/ Noboru Hiraguri            Chief Executive        January 23, 1998
-------------------------------------    Officer and Vice
           NOBORU HIRAGURI               Chairman (principal
                                         executive officer
                                         and Director)

         /s/ Yves Dzialowski            President and Chief    January 23, 1998
-------------------------------------    Operating Officer
           YVES DZIALOWSKI               and Director

        /s/ James D. Coleman            Vice President and     January 23, 1998
-------------------------------------    Chief Financial
          JAMES D. COLEMAN               Officer (principal
                                         financial and
                                         accounting officer)

              SIGNATURE                         TITLE                DATE

         /s/ Kenji Fujiwara             Chairman of the        January 23, 1998
-------------------------------------    Board
           KENJI FUJIWARA

        /s/ Arnold S. Hoffman           Director               January 23, 1998
-------------------------------------
          ARNOLD S. HOFFMAN

        /s/ Richard J. Pinola           Director               January 23, 1998
-------------------------------------
          RICHARD J. PINOLA

        /s/ Masahiko Tarumizu           Director               January 23, 1998
-------------------------------------
          MASAHIKO TARUMIZU

        /s/ Naotaka Todoroki            Director               January 23, 1998
-------------------------------------
          NAOTAKA TODOROKI

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  (1.1)*     Form of Underwriting Agreement
  (3.1)      Restated Certificate of Incorporation of the Registrant
  (3.2)      Amended and Restated Bylaws of the Registrant
  (4.1)      Article Fourth of the Restated Certificate of Incorporation of the
             Registrant (see Exhibit 3.1)
  (4.2)*     Form of Class A Common Stock Certificate
  (5.1)*     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             with respect to the legality of the securities being registered
 (10.1)      Distribution Agreement, dated as of April 1, 1997, between the
             Registrant and Nippon Sheet Glass Co., Ltd.
 (10.2)      Management Services Agreement, dated as of April 1, 1997, between the Registrant and Nippon Sheet Glass Co., Ltd.
 (10.3)      Master Cooperation Agreement, dated as of April 1, 1997, between the Registrant and Nippon Sheet Glass Co., Ltd.
 (10.4)      Research and Development Agreement, dated as of April 1, 1997, between the Registrant and Nippon Sheet Glass Co., Ltd.
 (10.5)      Amended and Restated 1996 Employee, Director and Consultant Stock
             Option Plan
 (10.6)      Tax Sharing Agreement, dated as of April 1, 1993, between the
             Registrant and Nippon Sheet Glass Co., Ltd.
 (10.7)      Agreement for Line of Credit, dated as of January 15, 1998 to be effective on May 31, 1998, between the Registrant and Nippon Sheet
             Glass Co., Ltd.
 (10.8)      Loan Agreement, dated as of August 15, 1991, between the
             Registrant and the New Jersey Economic Development Authority
 (10.9)      Form of Promissory Note dated February 9, 1998, from the
             Registrant to certain stockholders of the Registrant
 (23.1)      Consent of KPMG Peat Marwick LLP
 (23.2)*     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (included in Exhibit 5.1)
 (24.1)      Power of Attorney (see signature page, II-5)
 (27.1)      Financial Data Schedule

--------
* To be filed by amendment